As filed with the Securities and Exchange Commission on January 12, 2010

Registration No. 333-163578

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Ameristar Casinos, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	880304799 (I.R.S. Employer Identification Number)

3773 Howard Hughes Parkway, Suite 490S
Las Vegas, Nevada 89169
(702) 567-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter C. Walsh
Senior Vice President and General Counsel
3773 Howard Hughes Parkway, Suite 490S
Las Vegas, Nevada 89169
(702) 567-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Jonathan Layne
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, CA 90067
(310) 552-8580

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum	Amount of
Title of each class of	Amount	maximum offering	aggregate	registration
securities to be registered	to be registered	price per unit(1)	offering price(1)	fee

9 1/4% Senior Notes due 2014	$650,000,000	100%	$650,000,000	$36,270(3)

Guarantees of Subsidiaries*	$650,000,000	N/A(2)	N/A(2)	N/A(2)

(1)	Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)	No separate fee is payable pursuant to Rule 457(n). The guarantees are not traded separately.

(3)	Previously paid.

*Other Registrants

		PRIMARY STANDARD
EXACT NAME OF CO-	STATE OR OTHER	INDUSTRIAL	I.R.S. EMPLOYER
REGISTRANTS AS SPECIFIED IN	JURISDICTION OF	CLASSIFICATION CODE	IDENTIFICATION
ITS CHARTER	ORGANIZATION	NUMBER	NUMBER
Cactus Pete’s, Inc.	Nevada	7990	88-0069444
Ameristar Casino Vicksburg, Inc.	Mississippi	7990	64-0827382
Ameristar Casino Council Bluffs, Inc.	Iowa	7990	93-1151022
Ameristar Casino Las Vegas, Inc.	Nevada	7990	88-0360636
A.C. Food Services, Inc.	Nevada	7990	86-0885736
Ameristar Casino St. Louis, Inc.	Missouri	7990	43-1879218
Ameristar Casino Kansas City, Inc.	Missouri	7990	36-4401000
Ameristar Casino St. Charles, Inc.	Missouri	7990	36-4401002
Ameristar Casino Black Hawk, Inc.	Colorado	7990	20-1290693
Ameristar East Chicago Holdings, LLC	Indiana	7990	26-0302265
Ameristar Casino East Chicago, LLC	Indiana	7990	26-0302265

The registrant and co-registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and the co-registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Subject to Completion, dated January 12, 2010

PROSPECTUS

$650,000,000

Ameristar Casinos, Inc.

Exchange Offer for All Outstanding
9 1/4% Senior Notes due 2014
(CUSIP Nos. 03070Q AK7 and U02677 AD1)
for new 9 1/4% Senior Notes due 2014
that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,
on          , 2010, unless extended.

The Exchange Notes:

•	The terms of the registered 9 1/4% Senior Notes due 2014 to be issued in the exchange offer are substantially identical to the terms of the outstanding 9 1/4% Senior Notes due 2014, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.

•	We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2010, unless extended.

•	Upon expiration of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the exchange notes.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the exchange notes for outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or quotation system.

See “Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

None of the Nevada Gaming Commission, the Missouri Gaming Commission, the Mississippi Gaming Commission, the Iowa Racing and Gaming Commission, the Indiana Gaming Commission, the Colorado Limited Gaming Control Commission or any other gaming regulatory authority has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete.

Prospectus dated          , 2010

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized any dealer, salesperson or other person to give any information or represent anything to you about Ameristar, its financial results or this offering other than the information contained or incorporated by reference in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by Ameristar.

Ameristar is not making an offer to sell or asking for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. The information in any document incorporated by reference in this prospectus is current only as of the date of any such document. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct — nor do we imply those things by delivering this prospectus or selling securities to you.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it shall deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

WHERE YOU CAN FIND MORE INFORMATION

We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of our filings and any and all of the documents referred to herein, including the registration rights agreement and the indenture for the notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.

Ameristar Casinos, Inc.
3773 Howard Hughes Parkway, Suite 490S
Las Vegas, Nevada 89169
Attn: Corporate Secretary
Telephone: (702) 567-7000

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

INCORPORATION BY REFERENCE

We incorporate by reference certain information we have filed with the Securities and Exchange Commission (the “SEC”). The information incorporated by reference is an important part of this prospectus. Specifically, we incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the year ended December 31, 2008, as amended by Amendment No. 1 on Form 10-K/A filed on January 8, 2010;

•	Our definitive proxy statement filed on April 29, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended June 30, 2009;

•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2009;

•	Our current report on Form 8-K filed on March 16, 2009;

•	Our current report on Form 8-K filed on May 29, 2009;

•	Our current report on Form 8-K filed on June 4, 2009; and

•	Our current report on Form 8-K filed on November 19, 2009.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and on or before the time that our offering of the exchange notes is completed are deemed to be incorporated by reference in this prospectus from the date of filing of such documents or reports, except as to any portion of any future annual, quarterly or current reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified or superseded for purposes of this prospectus to the extent that any statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. These SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to Ameristar Casinos, Inc., 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169, Attention: Corporate Secretary.

iv

MARKET, RANKING AND OTHER INDUSTRY DATA

The data included in this prospectus or incorporated by reference regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or published industry sources and estimates based on Ameristar’s management’s knowledge and experience in the markets in which Ameristar operates. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. Ameristar believes these estimates to be accurate as of the date of this prospectus or the date of such incorporated document, as applicable. However, this information may prove to be inaccurate because of the method by which Ameristar obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Ameristar cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents it incorporates by reference contain certain forward-looking statements, including the plans and objectives of management for our business, operations and financial performance. These forward-looking statements generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to us or our management. Similarly, statements that describe our future operating performance, financial results, financial position, plans, objectives, strategies or goals are forward-looking statements. Although management believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond our control, including but not limited to uncertainties concerning operating cash flow in future periods, our borrowing capacity under our senior credit facility or any replacement financing, our properties’ future operating performance, our ability to undertake and complete capital expenditure projects in accordance with established budgets and schedules, changes in competitive conditions, regulatory restrictions and changes in regulation or legislation (including gaming tax laws) that could affect us. Accordingly, actual results could differ materially from those contemplated by any forward-looking statement. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including, without limitation, those set forth under “Risk Factors.”

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

v

PROSPECTUS SUMMARY

In this prospectus, the words “Ameristar,” “we,” “our,” “ours,” “us” and “Company” refer to Ameristar Casinos, Inc., the issuer of the exchange notes, and its consolidated subsidiaries (except as otherwise indicated). The following summary contains basic information about the Company and this offering. It is not complete and likely does not contain all the information that is important to you. For a more complete understanding of this offering, you should read this entire document and the documents we have referred you to.

The Company

We are a developer, owner and operator of casino entertainment facilities in local and regional markets. Founded in 1954, we have been a public company since November 1993. We have eight properties in seven markets and believe that we benefit from the diversification of our properties. Although we are headquartered in Las Vegas, Nevada to facilitate the recruitment and retention of corporate operating management, we have no casino entertainment facilities located in the Las Vegas area.

Our strategy is to capitalize on our high-quality facilities and products and our dedication to superior guest service to effectively compete in each of our markets and to drive growth that creates value for our stockholders. We believe the Ameristar experience differentiates us from our competitors. That experience is built upon our high-quality facilities and products, such as slot machines, food, lodging and entertainment, and the friendly and efficient service our approximately 7,750 team members offer to our guests. Our casinos feature spacious gaming floors and in most cases have the greatest number of gaming positions in our markets. We focus on providing guests the games they want to play in a layout that optimizes revenue. We design the flow of our casino floors so that the right games are in the right places, with convenient access to other amenities, which we believe creates a more entertaining experience for our guests.

Most of our revenue comes from slot play and, accordingly, part of our strategy is to stay current with the latest slot technology. We also offer a wide range of popular table games, including blackjack, craps, roulette and poker, in the majority of our markets. We set competitive minimum and maximum betting limits based on each market. Our gaming revenues are derived from a broad base of guests and, at most properties, we do not depend upon high-stakes players. We extend gaming credit at our properties in Indiana, Mississippi and Nevada, and credit represents a significant amount of table games play at Ameristar East Chicago.

We generally offer a greater variety of quality dining choices than the other casinos in our markets. Our signature dining concepts include steakhouses, elaborate buffets and casual dining restaurants, along with sports bars. Whether in our steakhouses or delis, our emphasis is on quality in all aspects of the dining experience — food, service, ambiance, facilities. Our Star Awards loyalty program rewards our guests based on their level of play, and the private Star Clubs at all Ameristar-branded properties offer our top-tier Star Awards members an exclusive place to relax. Our properties also showcase a range of entertainment, including live local, regional and national talent.

Our properties consist of the following:

Ameristar Casino Resort Spa St. Charles, a casino and related all-suite hotel and other facilities located on the Missouri River, situated immediately north of the Interstate 70 bridge in the St. Louis metropolitan area;

Ameristar Casino Hotel East Chicago, a casino and related hotel and other facilities, located in Northwest Indiana 25 miles from downtown Chicago, Illinois and situated near major Interstates 90 and 80/294, which attracts guests within the Chicagoland area from both Northeast Illinois and Northwest Indiana;

Ameristar Casino Hotel Kansas City, a casino and related hotel and other facilities located seven miles from downtown Kansas City, Missouri;

Ameristar Casino Hotel Council Bluffs, a casino and related hotel and other facilities, located in Council Bluffs, Iowa across the Missouri River from Omaha, Nebraska;

Ameristar Casino Hotel Vicksburg, a casino and related hotel and other facilities, located in Vicksburg, Mississippi, approximately 45 miles west of Jackson, Mississippi;

Ameristar Casino Resort Spa Black Hawk, a casino and related hotel and other facilities located in the center of the Black Hawk gaming district, approximately 40 miles west of Denver, Colorado, which caters primarily to patrons from the Denver metropolitan area; and

Cactus Petes Resort Casino and The Horseshu Hotel and Casino, two casino-hotels located on either side of U.S. Highway 93 in Jackpot, Nevada at the Idaho border.

Except as noted below, the following table provides summary data for our properties as of November 30, 2009:

							Restaurant
		Casino		# of	# of		/Bar		# of
	Year	Square	# of	Table	Hotel		Seating		Parking	Market
Property	Opened (1)	Footage	Slots	Games (2)	Rooms		Capacity		Spaces	Share (3)

Ameristar Casino Resort Spa St. Charles	1994	130,000	2,970	73	397		1,624/193		6,280	29%
Ameristar Casino Hotel East Chicago	1997	56,000	1,935	52	290		550/21		2,245	27%
Ameristar Casino Hotel Kansas City	1997	140,000	2,935	74	184		1,639/394	(4)	8,320	34%
Ameristar Casino Hotel Council Bluffs	1996	38,500	1,565	41	444	(5)	1,058/25		3,000	37%
Ameristar Casino Hotel Vicksburg	1994	70,000	1,640	39	149		826/297		2,200	42%
Ameristar Casino Resort Spa Black Hawk	2001	56,000	1,540	37	536		656/130		1,550	18%
Jackpot Properties (6)	1956	29,000	900	36	416		530/126		1,100	N/A

(1)	We acquired Ameristar St. Charles and Ameristar Kansas City in December 2000, Ameristar Black Hawk in December 2004 and Ameristar East Chicago in September 2007.

(2)	Includes 20 poker tables at Ameristar Casino Resort Spa St. Charles, 17 poker tables at Ameristar Casino Hotel Kansas City, 10 poker tables at Ameristar Casino Hotel Vicksburg, 14 poker tables at Ameristar Casino Resort Spa Black Hawk and seven poker tables at the Jackpot properties.

(3)	Market share is based on gross gaming revenues for the nine months ended September 30, 2009. Market share data is not reported for the Jackpot market.

(4)	Includes a 64-seat food court and Arthur Bryant’s Barbecue restaurant leased to and operated by third parties.

(5)	Includes 284 rooms operated by affiliates of Kinseth Hospitality Corporation and located on land owned by us and leased to affiliates of Kinseth.

(6)	Includes the operations of Cactus Petes Resort Casino and The Horseshu Hotel and Casino.

Recent Property Enhancements and Regulatory Reforms

Several of the Ameristar properties have recently undergone expansions and renovations as described below. The expansions are meant to enhance the assets and continue the ability of those assets to achieve market-leading positions.

Ameristar Casino Hotel Vicksburg completed an approximately $100 million expansion project in 2008 that included an expanded gaming facility and 1,000-space parking garage. The expansion created direct access to the casino floor from covered parking and added approximately 500 new gaming positions and additional amenities, including a VIP lounge and two new restaurants.

Ameristar Casino Resort Spa St. Charles completed its new 397-room, all-suite luxury hotel and spa improvements in 2008. The expansion also included 2,280 new parking spaces, attached directly to the new hotel. As a result of the expansion, Ameristar St. Charles is now the largest casino hotel resort in the St. Louis market and has the largest casino floor of any casino hotel in the market.

Ameristar Casino Hotel East Chicago was re-branded from Resorts East Chicago in June 2008, upon the completion of approximately $30 million in enhancements at the property since its acquisition in 2007.

The 536-room hotel tower at Ameristar Casino Resort Spa Black Hawk, including a rooftop pool and luxury spa, opened on September 29, 2009. Ameristar Casino Resort Spa Black Hawk now offers destination resort amenities and services that are unequaled in the Denver gaming market. The total cost of the project was approximately $230 million.

In November 2008, positive regulatory reform was implemented at our Kansas City and St. Charles properties. The regulatory reform eliminated the $500 buy-in limit and the requirement for all casino guests to use player identification and tracking cards. Additionally, the Missouri gaming reform raised taxes on gross gaming receipts from 20% to 21% and placed a moratorium on the issuance of new gaming licenses.

In Colorado, voters approved the extension of casino operating hours from 18 hours daily to up to 24 hours daily, the increase in maximum bet limits from $5 to up to $100 and the addition of roulette and craps. These regulatory changes were implemented on July 2, 2009. The regulatory reform also fixed the maximum gaming tax rate at its 2008 level (20%) and provides that gaming tax rates can be raised only after a statewide voter referendum, as is required to increase other taxes in Colorado. The regulatory changes and the new hotel have had a significant positive impact on the revenues and cash flow of Ameristar Casino Resort Spa Black Hawk.

Corporate Information

We were incorporated in 1993 under the laws of the State of Nevada.

Our principal executive offices are located at 3773 Howard Hughes Parkway, Suite 490S, Las Vegas, Nevada 89169, and our telephone number is (702) 567-7000.

Summary of the Exchange Offer

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “outstanding notes” refers to Ameristar’s outstanding 9 1/4% Senior Notes due 2014, which were issued on May 27, 2009. The term “exchange notes” refers to Ameristar’s 9 1/4% Senior Notes due 2014 offered by this prospectus, which have been registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The term “Notes” refers to both the outstanding notes and the exchange notes. The term “Indenture” refers to the indenture that governs both the outstanding notes and the exchange notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our exchange notes, which have been registered under the Securities Act, for each $1,000 principal amount of outstanding notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $650 million aggregate principal amount of the outstanding notes is outstanding. We issued the outstanding notes in a private transaction for resale pursuant to Rule 144A and Regulations S under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and rights to increased interest in addition to the stated interest rate on the outstanding notes (“Additional Interest”) provisions applicable to the outstanding notes will not apply to the exchange notes.

In order to exchange your outstanding notes for exchange notes, you must properly tender them before the expiration of the exchange offer. Upon expiration of the exchange offer, your rights under the registration rights agreement pertaining to the outstanding notes will terminate, except under limited circumstances.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Interest	You will receive interest on the exchange notes starting from the date interest was last paid on your outstanding notes. If your outstanding notes are exchanged for exchange notes, you will not receive any accrued interest on your outstanding notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions (see “Exchange Offer — Conditions to the Exchange Offer”), some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange.

Procedures for Tendering Outstanding Notes	You may tender your outstanding notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to accept the exchange offer, you must:

• complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver prior to the expiration time the letter of transmittal, together with your outstanding notes, to the exchange agent at the address set forth under “The Exchange Offer — The Exchange Agent;” or

•  arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the outstanding notes being tendered into the exchange agent’s account at The Depository Trust Company.

You may tender your outstanding notes for exchange notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your outstanding notes according to the guaranteed delivery procedures described in “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer — How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders	You may withdraw your tender of outstanding notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer — Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Upon consummation of the exchange offer, we will accept any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered outstanding notes. See “The Exchange Offer — Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into on May 27, 2009 with the initial purchasers of the outstanding notes. As a result of making and consummating this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely tradable exchange notes in the exchange offer.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

• you are not an “affiliate” of ours;

• the exchange notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer;

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes issued in the exchange offer; and

•  if you are a broker-dealer, you will receive the exchange notes for your own account, the outstanding notes were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus when you resell or transfer any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer — Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer provided in the legend on the outstanding notes and in the Indenture. In general, the outstanding notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, the trading market for your untendered outstanding notes could be adversely affected.

See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent	The exchange agent for the exchange offer is Deutsche Bank Trust Company Americas. For additional information, see “The Exchange Offer — Exchange Agent” and the accompanying letter of transmittal.

Certain Federal Income Tax Considerations	The exchange of your outstanding notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the exchange notes. For additional information, see “Certain United States Federal Income Tax Considerations.”

Summary of the Terms of the Exchange Notes

The terms of the exchange notes are substantially identical to the outstanding notes, except that the transfer restrictions, registration rights and Additional Interest provisions applicable to the outstanding notes will not apply to the exchange notes. The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section “Description of the Notes” in this prospectus.

Issuer	Ameristar Casinos, Inc.

Exchange Notes Offered	$650,000,000 aggregate principal amount of 9 1/4% Senior Notes due 2014.

Maturity Date	The exchange notes will mature on June 1, 2014.

Interest Payment Dates	June 1 and December 1 of each year.

Ranking	The exchange notes will be our senior unsecured obligations and will:

• rank pari passu in right of payment with all of our existing and future senior debt;

• rank senior in right of payment to all of our future senior subordinated or subordinated debt;

• be effectively subordinated in right of payment to our existing senior credit facilities and any future secured debt, to the extent of the value of the assets securing such debt; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Similarly, the guarantees by the Guarantors will be senior unsecured obligations of the Guarantors and will:

• be pari passu in right of payment with all of the applicable Guarantor’s existing and future senior debt;

• be senior in right of payment to each Guarantor’s existing or future senior subordinated or subordinated debt;

• be effectively subordinated in right of payment to all of the applicable Guarantor’s existing and future secured debt, to the extent of the value of the assets securing such debt; and

• be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of a Guarantor that is not also a Guarantor of the notes.

Our non-guarantor subsidiaries generated none of our revenues for the nine months ended September 30, 2009 and had none of our assets or liabilities at September 30, 2009.

Guarantees	Each of our material subsidiaries will unconditionally guarantee the exchange notes as set forth herein.

If we create or acquire a new material subsidiary, it will guarantee the exchange notes unless we designate the subsidiary as an “unrestricted subsidiary” under the Indenture.

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time prior to December 1, 2011 at a redemption price equal to the 100% of their principal amount plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, we may redeem the exchange notes, in whole or in part, at the redemption prices set forth in this prospectus. See “Description of the Notes — Optional Redemption.”

Optional Redemption after Public Equity Offerings	At any time (which may be more than once) prior to June 1, 2011, we may choose to redeem up to 35% of the initially outstanding aggregate principal amount of the Notes with the net cash proceeds of one or more public equity offerings by us, as long as:

• we pay 109.250% of the principal amount of the Notes, plus accrued interest;

• we give notice of such redemption within 30 days of completing the public equity offering, and redeem the Notes within 60 days after such notice; and

• at least 65% of the initially outstanding aggregate principal amount of the Notes issued remains outstanding afterwards.

Redemption Based Upon Gaming Laws	The exchange notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in the jurisdictions in which we conduct gaming operations. See “Description of the Notes — Redemption Based on Gaming Laws.”

Change of Control Offer	If certain kinds of changes of control of the Company occur, we must give holders of the exchange notes the opportunity to sell their exchange notes to us at 101% of their face amount, plus accrued interest. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sale Proceeds	If we engage in certain kinds of asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time or make an offer to purchase a principal amount of the exchange notes equal to the excess net cash proceeds. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued interest. See “Description of the Notes — Asset Sales.”

Covenants	The Indenture contains covenants limiting, among other things, our ability to:

• incur additional debt;

• pay dividends or make distributions on our capital stock or repurchase our capital stock;

• make certain investments;

• create liens on our assets;

• enter into transactions with affiliates;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes.”

Form and Denomination	The exchange notes will be initially issued only in the form of global notes.

Except as otherwise provided under the Indenture, holders of the exchange notes will not be entitled to receive physical delivery of definitive exchange notes or to have exchange notes issued and registered in their names and will not be considered the owners of the exchange notes under the Indenture governing the notes.

Interests in the global notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	See “Risk Factors” for a discussion of certain risks you should carefully consider.

Summary Historical Consolidated Financial and Other Data

We have derived the following summary historical financial data for each of the three years ended December 31, 2008 from our audited consolidated financial statements. We have derived the summary historical financial data for the nine months ended September 30, 2009 and 2008 and for the 12-month period ended September 30, 2009 from our unaudited condensed consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which are, in our opinion, necessary for a fair presentation of our results of operations for such periods. The results of operations for the nine months ended September 30, 2009 and the 12-month period ended September 30, 2009 are not necessarily indicative of the results for the full year or any future period. The summary data below should be read in conjunction with “Selected Historical Consolidated Financial and Other Data” included in this prospectus as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto incorporated into this prospectus by reference to our publicly available documents.

						12-Month
				Nine Months		Period Ended
	Year Ended December 31,			Ended September 30,		September 30,
	2008	2007	2006	2009	2008	2009
				(unaudited)	(unaudited)	(unaudited)
			(amounts in thousands)

Statement of Operations Data(1):
REVENUES:
Casino	$1,296,806	$1,083,380	$1,008,311	$949,547	$1,000,514	$1,245,840
Food and beverage	156,987	136,471	131,795	103,970	120,521	140,436
Rooms	56,024	30,844	27,972	47,084	42,197	60,911
Other	38,491	30,387	29,082	25,012	29,806	33,696

	1,548,308	1,281,082	1,197,160	1,125,613	1,193,038	1,480,883
Less: Promotional allowances	(280,406)	(200,559)	(196,862)	(201,444)	(218,772)	(263,078)

Net revenues	1,267,902	1,080,523	1,000,298	924,169	974,266	1,217,805

OPERATING EXPENSES:
Casino	604,747	478,504	439,101	421,898	465,163	561,482
Food and beverage	74,650	70,439	68,744	49,270	56,643	67,277
Rooms	11,221	9,341	6,780	6,496	8,584	9,132
Other	21,154	19,157	18,749	11,340	16,568	15,926
Selling, general and administrative	265,622	229,801	200,588	180,579	201,766	244,436
Depreciation and amortization	105,895	94,810	93,889	78,807	78,901	105,801
Impairment of goodwill (2)	130,300	—	—	—	77,000	53,300
Impairment of other intangible assets (2)	184,200	—	—	—	52,000	132,200
Impairment of fixed assets	1,031	4,758	931	107	449	689
Net loss (gain) on disposition of assets	683	1,408	(683)	99	927	(145)

Total operating expenses	1,399,503	908,218	828,099	748,596	958,001	1,190,098

(Loss) income from operations	(131,601)	172,305	172,199	175,573	16,265	27,707
OTHER INCOME (EXPENSE):
Interest income	774	2,113	2,746	390	593	571
Interest expense, net (3)	(76,639)	(57,742)	(50,291)	(72,617)	(56,849)	(92,407)
Loss on early retirement of debt	—	—	(26,264)	(5,365)	—	(5,365)
Other	(3,404)	(178)	—	1,675	(1,459)	(270)

(Loss) income before income tax (benefit) provision	(210,870)	116,498	98,390	99,656	(41,450)	(69,764)
Income tax (benefit) provision	(80,198)	47,065	38,825	41,013	(11,875)	(27,310)

NET (LOSS) INCOME	$(130,672)	$69,433	$59,565	$58,643	$(29,575)	$(42,454)

Other Financial Data:
EBITDA (4)	$(25,706)	$267,115	$266,088	$254,380	$95,166	$133,508
Adjusted EBITDA (5)						$339,101
Capital expenditures	$241,826	$277,312	$249,123	$110,781	$190,742	$161,865
Cash dividends declared (6)	$18,015	$23,389	$21,068	$18,137	$12,006	$18,137

	As of	As of
	September 30,	December 31,
	2009	2008
	(unaudited)
	(amounts in thousands)

Balance Sheet Data:
Cash and cash equivalents	$132,124	$73,726
Total assets	2,316,655	2,225,238
Total long-term debt, net of current maturities	1,661,205	1,643,997
Stockholders’ equity	394,668	338,780

12-Month
Period Ended
September 30, 2009

Credit Statistics:
Ratio of total debt to Adjusted EBITDA (5)	4.91:1
Ratio of Adjusted EBITDA (5) to interest expense, net (3)	3.67:1
Ratio of Adjusted EBITDA (5) to fixed charges (7)	3.12:1

							Pro Forma
						Nine-Month Period	Nine-Month Period
						Ended	Ended
	Year Ended December 31,					September 30,	September 30,
	2008	2007	2006	2005	2004	2009	2009 (9)

Ratio of Earnings to Fixed Charges (unaudited)(8)	—	2.25	2.53	2.50	2.68	2.16	1.81

(1)	We acquired Ameristar East Chicago (formerly known as Resorts East Chicago) on September 18, 2007 and its operating results are included only from the acquisition date.

(2)	As required under Accounting Standards Codification (“ASC”) Topic 350, we perform an annual assessment of our goodwill and other intangible assets to determine if the carrying value exceeds the fair value. Additionally, ASC Topic 350 requires an immediate impairment assessment if a change in circumstances can materially negatively affect the fair value of the intangible assets. In 2008, we assessed the intangible assets at Ameristar East Chicago for impairment due to a significant deterioration of the debt and equity capital markets, weakening economic conditions and changes in the forecasted operations that materially affected the property’s fair value. As a result, in 2008, we recorded a total of $314.5 million in non-cash impairment charges relating to the goodwill and gaming license acquired in the purchase of the East Chicago property and $1.0 million of other impairment charges.

(3)	Includes amortization of debt issuance costs and is net of capitalized interest.

(4)	EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. Our presentation of EBITDA may be different from the presentations used by other companies and therefore comparability among companies may be limited. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance. EBITDA should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should EBITDA be relied upon to the exclusion of GAAP financial measures. EBITDA reflects an additional way of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

The following table reconciles EBITDA, a non-GAAP financial measure, to operating (loss) income, which is the most closely comparable GAAP measure of liquidity:

						12-Month
						Period
						Ended
				Nine Months Ended		September 30,
	Year Ended December 31,			September 30,		2009
				(unaudited)	(unaudited)	(unaudited)
			(amounts in thousands)
	2008	2007	2006	2009	2008	2009

Operating (loss) income	$(131,601)	$172,305	$172,199	$175,573	$16,265	$27,707
Depreciation and amortization	105,895	94,810	93,889	78,807	78,901	105,801

EBITDA	$(25,706)	$267,115	$266,088	$254,380	$95,166	$133,508

(5)	Adjusted EBITDA reflects EBITDA (as defined above), calculated without giving effect to any non-cash compensation expense, pre-opening expenses or any extraordinary, unusual or non-recurring gains or losses. As used herein, Adjusted EBITDA has been calculated as provided in the senior credit facilities for the financial ratios calculated above. This presentation of Adjusted EBITDA may be different from the presentations used by other companies and therefore comparability among companies may be limited. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should Adjusted EBITDA as set forth herein be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

The following table reconciles Adjusted EBITDA, as utilized in certain of the foregoing ratio calculations presented, to EBITDA:

12-Month
Period
Ended
September 30, 2009
(unaudited)
(amounts in
thousands)

EBITDA	$133,508
Impairment losses on East Chicago intangible assets	185,500
Non-cash compensation expense	12,162
Missouri and Colorado ballot initiative costs	3,328
Black Hawk and Vicksburg pre-opening expenses	2,749
One-time non-cash adjustment to Black Hawk property taxes	1,276
Impairment loss on discontinued expansion projects	578

Adjusted EBITDA	$339,101

(6)	Dividends of $18.0 million, $23.4 million and $21.1 million were declared and paid in 2008, 2007 and 2006, respectively. The total dividends paid per share were $0.315 in 2008, $0.41 in 2007 and $0.375 in 2006. During the nine months ended September 30, 2009 and 2008, the dividends paid per share were $0.21 and $0.315, respectively. The Company declared a quarterly dividend of $0.105 per share on September 10, 2009 that was paid on October 6, 2009.

(7)	For purposes of computing the ratio of Adjusted EBITDA to fixed charges, Adjusted EBITDA consists of Adjusted EBITDA (as defined in note (5) above) less cash payments made for dividends, federal and state income taxes, stock repurchases and maintenance fixed asset additions. For this ratio, fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and scheduled debt principal payments.

(8)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and the amortization of capitalized interest. For this ratio, fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and the portion of rental expense considered representative of interest expense. For the year ended December 31, 2008, our earnings were insufficient to cover fixed charges by $40,055.

(9)	The pro forma ratio of earnings to fixed charges has been prepared as if the issuance of the outstanding notes and the application of the net proceeds to prepay and permanently retire a portion of the revolving loans outstanding under the senior credit facilities had occurred on January 1, 2009.

RISK FACTORS

The exchange notes involve substantial risks similar to those associated with the outstanding notes. To understand these risks you should carefully consider the risk factors set forth below and the risk factors in our annual report on Form 10-K incorporated by reference herein in addition to the other information included or incorporated by reference in this prospectus.

Risks Related to the Exchange Notes

We cannot assure you that an active trading market for the exchange notes will exist if you desire to sell the exchange notes.

There is no existing public market for the outstanding notes or the exchange notes. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may face similar disruptions that may adversely affect the prices at which you could sell your exchange notes. Therefore, you may not be able to sell your exchange notes at a particular time and the price that you receive when you sell may not be favorable.

You may have difficulty selling any outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to hold outstanding notes subject to restrictions on their transfer. Those transfer restrictions are described in the Indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the outstanding notes under the Securities Act or any state securities laws. If a substantial amount of the outstanding notes is exchanged for a like amount of the exchange notes issued in the exchange offer, the liquidity of your outstanding notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your outstanding notes.

Risks Related to the Notes

We have substantial debt and may incur additional debt; leverage may impair our financial condition and restrict our operations.

We currently have a substantial amount of debt. As of September 30, 2009, our total consolidated debt was $1.67 billion.

Subject to specified limitations, the Indenture permits us to incur substantial additional debt. In addition, our senior credit facilities permit us to borrow up to an additional $102.7 million as of

September 30, 2009 (subject to the maintenance of required debt covenant ratios) and all of such borrowings under the senior credit facilities would be effectively senior to the exchange notes to the extent of the value of the assets securing such indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Other Indebtedness” for additional information. Our substantial debt and any additional debt we may incur could have important consequences for the holders of the exchange notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited as is now the case;

•	requiring a substantial portion of our cash flows from operations for the payment of interest on our debt and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage to less leveraged competitors.

Servicing our debt will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, the ability to borrow funds under our senior credit facilities in the future will depend on our satisfying the financial covenants in the agreement governing such facilities, including maximum senior and total leverage ratio tests. As of September 30, 2009, approximately $102.7 million would have been available for general corporate purposes under the revolving credit facility. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. Our non-extending revolving loan commitments mature in November 2010, our extending revolving loan commitments mature in August 2012 and our term loan matures in November 2012. We cannot assure you that we will be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

Covenant restrictions under our senior credit facilities and the Indenture may limit our ability to operate our business.

The agreement governing our senior credit facilities and the Indenture contain covenants that may restrict our ability to, among other things, borrow money, pay dividends, make capital expenditures and effect a consolidation, merger or disposal of all or substantially all of our assets. Although the covenants in our senior credit facilities and the Indenture are subject to various exceptions, we cannot assure you that these covenants will not adversely affect our ability to finance future operations or capital needs or to engage in other activities that may be in our best interest. In addition, our long-term debt requires us to maintain specified financial ratios and satisfy certain financial condition tests, which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. A breach of any of these covenants could result in a default under our senior credit facilities and the Indenture. If an event of default under our senior credit facilities occurs, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. In addition, our senior credit facilities are secured by first priority security interests on substantially all of our real and personal property, including the capital stock of our subsidiaries. If we are unable to pay all amounts declared due and payable in the event of a default, the lenders could foreclose on these assets. See “Description of Other Indebtedness” and “Description of the Notes” for additional information.

The Notes and the guarantees will be unsecured and effectively subordinated to our and the Guarantors’ existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness.

The Notes and the guarantees will be our senior unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness and that of each Guarantor, including indebtedness under our senior credit facilities, to the extent of the value of the assets securing such indebtedness. Additionally, the Indenture will permit us to incur additional secured indebtedness in the future. In the event that we or a Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, holders of our and our Guarantor’s secured indebtedness will be entitled to be paid in full from our assets or the assets of the Guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the Notes or the affected guarantees. Holders of the Notes will participate ratably with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As of September 30, 2009, the Notes and the guarantees would have been effectively subordinated to $1.03 billion of senior secured indebtedness.

You will not have any claim as a creditor against the subsidiaries that are not Guarantors of the Notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of nonguarantor subsidiaries will be effectively senior to any claim you may have against these non-guarantor subsidiaries relating to the Notes. Our non-guarantor subsidiaries generated none of our revenues for the nine months ended September 30, 2009 and had none of our assets or liabilities at September 30, 2009. In the event of a bankruptcy, liquidation, reorganization or other winding up of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us; see “Description of the Notes—Brief Description of the Notes and the Guarantees” for additional information.

The Estate of Craig H. Neilsen owns a majority of our common stock and may have interests that differ from those of the holders of the Notes.

Craig H. Neilsen, our founder and former Chairman of the Board and Chief Executive Officer, died in November 2006. At the time of his death, Mr. Neilsen beneficially owned approximately 56% of our outstanding common stock. As a result of his death, these shares passed by operation of law to Mr. Neilsen’s estate (the “Estate”). The co-executors of the Estate are Ray H. Neilsen, our Chairman of the Board, and Gordon R. Kanofsky, our Chief Executive Officer and Vice Chairman. Craig H. Neilsen’s estate plan provides that 25,000,000 shares of our common stock owned by the Estate (or approximately 43% of our shares currently outstanding) will ultimately pass to The Craig H. Neilsen Foundation, a private foundation primarily focused on funding spinal cord injury research and treatment (the “Foundation”). Messrs. Neilsen and Kanofsky serve as the co-trustees of the Foundation, and they also serve on the Foundation’s five-person board of directors.

In light of their control over a majority of our common stock, Messrs. Neilsen and Kanofsky jointly have the ability to elect our entire Board of Directors over time and, except as otherwise provided by law or our Articles of Incorporation or Bylaws, to approve or disapprove other matters that may be submitted to a vote of the stockholders. In addition, Messrs. Neilsen and Kanofsky, as co-executors of the Estate, disclosed in a Schedule 13D amendment filed with the SEC in October 2007 that, on behalf of the Estate, they will continue to review the Estate’s liquidity needs and other factors impacting the Estate’s investment in our common stock and may evaluate strategic alternatives to the Estate’s holdings in us, including possible sales of some or all of our common stock held by the Estate or one or more transactions that could influence or change control of the Company. Some of the factors influencing the Estate’s investment decisions with respect to our common stock could be in conflict with your interests as a noteholder.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture.

Upon certain kinds of changes of control, we are required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Any such change of control would also constitute a default under our senior credit facilities. Therefore, upon the occurrence of such a change of control, the lenders under the senior credit facilities would have the right to accelerate their loans and we would be required to prepay all outstanding obligations under the senior credit facilities before the Notes could be repurchased. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the Notes that might be delivered by holders of the Notes seeking to accept the change of control offer. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control” and “Description of Other Indebtedness” for additional information.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from us or the Guarantors.

Our creditors or the creditors of the Guarantors could challenge the guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors;

•	received less than reasonably equivalent value or did not receive fair consideration for the delivery of the guarantee and any of the following three conditions applies:

•	the Guarantor was insolvent or rendered insolvent at the time it delivered the guarantee;

•	the Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	the Guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the Notes would, with respect to amounts claimed against the Guarantors, be subordinated to the debt of our Guarantors, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each Guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may require you to dispose of your Notes or redeem your Notes if required by applicable gaming regulations.

Gaming authorities in any jurisdiction to which we or any of our subsidiaries are or may become subject have the power to investigate any of our debt security holders, including holders of the Notes. These gaming authorities may, in their discretion, require a holder of any of our debt securities to file applications, be investigated and be found suitable to own our debt securities, and the costs of the investigation of such finding of suitability will be the responsibility of such holder. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its Notes or to redeem its Notes in order to comply with gaming laws to which we are subject. See “Description of the Notes — Redemption Based on Gaming Laws” for additional information.

The Notes were issued with original issue discount for U.S. federal income tax purposes.

The Notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes to the extent that the issue price of the Notes was less than their stated principal amount. A U.S. holder of a Note will have to report any OID as income as it accrues (prior to the receipt of cash attributable thereto), based on a constant yield method and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Summary of Certain United States Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of the Notes may receive a lesser amount for their claim than they would have been entitled to receive under the Indenture.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture, even if sufficient funds are available.

Risks Related to Our Business

Our business is sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

Our business has been and may continue to be adversely affected by the economic downturn currently being experienced in the United States, as we are highly dependent on discretionary spending by our guests. We are not able to predict the length or severity of the downturn. Changes in discretionary consumer spending or consumer preferences brought about by factors such as increased unemployment, significant increases in energy prices, perceived or actual deterioration in general economic conditions, the current housing crisis, the current credit crisis, bank failures and the potential for additional bank failures, perceived or actual decline in disposable consumer income and wealth and changes in consumer confidence in the economy may continue to reduce customer demand for the leisure activities we offer and adversely affect our revenues and cash flow.

Conditions in the financial system and the capital and credit markets may negatively affect our business, results of operations and financial condition.

The current difficulties in the banking system and financial markets has resulted in a severe tightening in the credit markets, a low level of liquidity in many financial markets and other adverse conditions for issuers in fixed income and equity markets. Within the past two years, these markets have experienced disruption that has had a significant impact on the availability and cost of capital and credit. While the United States and other governments have enacted legislation and taken other actions to help alleviate these conditions, there is no assurance that such steps will have the effect of easing the conditions in credit and capital markets. Therefore, we have no assurance that we will have further access to credit or capital markets at desirable times or at rates that we would consider acceptable, and the lack of such funding could have a material adverse effect on our business, results of operations and financial condition, including our ability to refinance our senior credit facilities, which mature at various dates from November 2010 to November 2012. We are unable to predict the duration or severity of the current disruption in the capital and credit markets, or its further impact on the larger economy.

The gaming industry is very competitive and increased competition could have a material adverse effect on our future operations.

The gaming industry is very competitive and we face dynamic competitive pressures in each of our markets. Several of our competitors are larger and have greater financial and other resources. We may choose or be required to take actions in response to competitors that may increase our marketing costs and other operating expenses.

Our operating properties are located in jurisdictions that restrict gaming to certain areas or are adjacent to states that prohibit or restrict gaming operations. These restrictions and prohibitions provide substantial benefits to our business and our ability to attract and retain guests. The legalization or expanded legalization or authorization of gaming within or near a market area of one of our properties could result in a significant increase in competition and have a material adverse effect on our business, financial condition and results of operations. Economic difficulties faced by state governments, as well as the increased acceptance of gaming as a leisure activity, could lead to intensified political pressure for the expansion of legalized gaming.

In 2007, the Kansas legislature enacted a law that authorizes up to four state-owned and operated freestanding casinos and three racetrack slot machine parlors developed and managed by third parties. At that time, one casino and one racetrack location were authorized in Wyandotte County in the greater Kansas City market. The owner of the potential racetrack slot machine parlor license surrendered its racing license due to concerns about the tax rate that would apply to its gaming operations, which was substantially higher than the tax rate in Missouri or applicable to Kansas freestanding casinos. The future status of the racetrack license is uncertain. On December 1, 2009, the Kansas Lottery Gaming Facility Review Board selected a proposal by a partnership that includes a major commercial casino operator to develop a large land-based casino and entertainment facility at the Kansas Speedway, approximately 24 miles from Ameristar Kansas City. Subject to state licensing and the satisfaction of other conditions, construction of the project is expected to begin in the second half of 2010 and to be completed in the first quarter of 2012. This facility will provide significant additional competition for Ameristar Kansas City that could have a material adverse effect on the results of operations of that property.

Our East Chicago property currently competes with seven other casino gaming facilities in the Chicagoland market in Indiana and Illinois, and with one Native American casino in Michigan. The property’s principal competitor is located in Hammond, Indiana, which is closer to and has better access for customers who live in Chicago, Illinois and the Chicago suburbs that are the primary feeder markets for Ameristar East Chicago. The Hammond facility opened a $485 million expansion in July 2008 that has adversely affected our property’s business, particularly table games and poker, and we expect will continue to do so.

In December 2008, the Illinois Gaming Board awarded the dormant tenth Illinois gaming license to a developer for a property in Des Plaines, Illinois, located approximately 40 miles from Ameristar East Chicago. From time to time, the Illinois legislature has also considered other forms of gaming expansion in the state, including a land-based casino in the City of Chicago, new riverboat casinos, the authorization of slot machines at the existing racetracks and an increase in the number of authorized gaming positions at each of the existing Illinois casinos (which are currently limited to 1,200 positions). If the Des Plaines facility is developed or

Illinois materially expands gaming, particularly in downtown Chicago or the south Chicago suburbs, the additional competition could materially adversely affect the financial performance of Ameristar East Chicago.

In December 2007, a competitor opened a new casino in downtown St. Louis, approximately 22 miles from Ameristar St. Charles, and the same competitor is currently developing a second casino facility in southeastern St. Louis County, approximately 30 miles from Ameristar St. Charles. The southeastern St. Louis County facility is expected to open in March 2010. The new gaming facility in downtown St. Louis has resulted in significant additional competition for Ameristar St. Charles, and the casino under construction in southeastern St. Louis County is also expected to impact Ameristar St. Charles’ business. The same operator owns another casino that has operated in downtown St. Louis since the early 1990s, which the operator previously indicated it may seek to move to another location in the St. Louis market. In addition, if legislation is enacted in Illinois to permit the operation of slot machines at racetracks, Ameristar St. Charles would face additional competition from the racetrack near East St. Louis, Illinois.

In Vicksburg, a $100 million casino-hotel opened in October 2008. The additional competition has adversely affected the financial results of the other casinos in the market, including Ameristar Vicksburg.

Additionally, in 2005, a $200 million casino development project in Vicksburg received preliminary approval from the Mississippi Gaming Commission, but it is not currently known if or when this development will occur.

Native American gaming facilities in some instances operate under regulatory and financial requirements that are less stringent than those imposed on state-licensed casinos, which could provide them with a competitive advantage and lead to increased competition in our markets. In December 2007, the National Indian Gaming Commission (the “NIGC”) approved the request of the Ponca Tribe of Nebraska to have a five-acre parcel owned by the tribe in Carter Lake, Iowa, located five miles from Ameristar Council Bluffs, approved for the operation of gaming. In December 2008, in a lawsuit brought by the State of Nebraska and joined by the State of Iowa and the City of Council Bluffs, the federal court reversed the NIGC’s decision. The U.S. Department of the Interior has filed an appeal of the federal court ruling. If the Tribe is allowed to conduct gaming at this location, the additional competition would adversely affect our Council Bluffs business.

The entry into our current markets of additional competitors could have a material adverse effect on our business, financial condition and results of operations, particularly if a competitor were to obtain a license to operate a gaming facility in a superior location. Furthermore, increases in the popularity of, and competition from, Internet and other account wagering and gaming services, which allow customers to wager on a wide variety of sporting events and play Las Vegas-style casino games from home, could have a material adverse effect on our business, financial condition, operating results and prospects.

If the jurisdictions in which we operate increase gaming taxes and fees, our results could be adversely affected.

State and local authorities raise a significant amount of revenue through taxes and fees on gaming activities. From time to time, legislators and government officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Periods of economic downturn and budget deficits, such as are currently being experienced in many states, may intensify such efforts to raise revenues through increases in gaming taxes.

If the jurisdictions in which we operate were to further increase gaming taxes or fees, depending on the magnitude of the increase and any offsetting factors (such as the elimination of the buy-in limit in Missouri that became effective in November 2008), our financial condition and results of operations could be materially adversely affected.

Our business is subject to restrictions and limitations imposed by gaming regulatory authorities that could adversely affect us.

The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The states of Missouri, Iowa, Indiana, Mississippi, Colorado and Nevada and the applicable local authorities require various licenses, findings of suitability, registrations, permits and approvals to be held by us and our subsidiaries. The Missouri Gaming Commission, the Iowa Racing and Gaming Commission, the Indiana Gaming Commission, the Mississippi Gaming Commission, the Colorado Limited Gaming Control Commission and the Nevada Gaming Commission may, among other things, limit, condition, suspend, revoke or not renew a license or approval to own the stock of any of our Missouri, Iowa, Indiana, Mississippi, Colorado or Nevada subsidiaries, respectively, for any cause deemed reasonable by such licensing authority. Our gaming licenses in Missouri and Colorado must be renewed every two years, our gaming licenses in Iowa and Indiana must be renewed every year, and our gaming license in Mississippi must be renewed every three years. If we violate gaming laws or regulations, substantial fines could be levied against us, our subsidiaries and the persons involved, and we could be forced to forfeit portions of our assets. The suspension, revocation or non-renewal of any of our licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business, financial condition and results of operations.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our currently operating gaming activities. However, gaming licenses and related approvals are deemed to be privileges under the laws of all the jurisdictions in which we operate. We cannot assure you that our existing licenses, permits and approvals will be maintained or extended. We also cannot assure you that any new licenses, permits and approvals that may be required in the future will be granted to us.

We are subject to the risk of rising interest rates.

Our outstanding debt under our senior credit facilities bears interest at variable rates. However, we have entered into interest rate protection agreements expiring in July 2010 with counterparty banks with respect to substantially all of this debt. As of September 30, 2009, we had $1.03 billion outstanding under our senior credit facilities. If short-term interest rates rise, our interest cost may increase, which would adversely affect our net income and available cash.

Our business may be adversely affected by legislation prohibiting tobacco smoking.

Legislation in various forms to ban indoor tobacco smoking has recently been enacted or introduced in many states and local jurisdictions, including several of the jurisdictions in which we operate. Effective January 1, 2008, a Colorado smoking ban was extended to include casino floors. We believe this ban has significantly negatively impacted business volumes in all Colorado gaming markets. In April 2008, voters in the City of Kansas City approved a ballot measure, which was subsequently modified by the City Council, that prohibits smoking in most indoor public places within the City, including restaurants, but which contains an exemption for casino floors and 20% of all hotel rooms. One of Ameristar Kansas City’s competitors is not subject to a smoking ban in any form, which we believe has had some negative impact on our business. On July 1, 2008, a statewide indoor smoking ban went into effect in the State of Iowa. The law includes an exemption for casino floors and 20% of all hotel rooms. Several bills have been introduced in the Iowa General Assembly that would either remove the casino floor exemption or further prohibit smoking in indoor public places. Similar bills have been introduced in the Indiana and Missouri General Assemblies. If additional restrictions on smoking are enacted in jurisdictions in which we operate, particularly if such restrictions are applicable to casino floors, our business could be materially adversely affected.

Adverse weather conditions or natural disasters in the areas in which we operate, or other conditions that restrict access to our properties, could have an adverse effect on our results of operations and financial condition.

Adverse weather conditions, particularly flooding, heavy snowfall and other extreme conditions, as well as natural disasters, can deter our guests from traveling or make it difficult for them to visit our properties. If any of our properties were to experience prolonged adverse weather conditions, or if multiple properties were to simultaneously experience adverse weather conditions, our results of operations and financial condition would be adversely affected. Our business may also be adversely affected by other events or conditions that restrict access to our properties, such as road closures.

On December 28, 2009, the Indiana Department of Transportation announced that it was permanently closing the Cline Avenue bridge near Ameristar East Chicago. The bridge had been temporarily closed since November 13, 2009 due to safety concerns discovered during an inspection of the bridge. Closure of the bridge has made access to the property inconvenient for many of Ameristar East Chicago’s customers and has significantly impacted the property’s business levels and operating results, and we expect this to continue unless and until improved access is developed.

We have limited insurance coverage for earthquake damage at our properties. Several of our properties, particularly Ameristar St. Charles, are located near historically active earthquake faults. In the event one of our properties were to sustain significant damage from an earthquake, our business could be materially adversely affected.

Many factors, some of which are beyond our control, could adversely affect our ability to successfully complete our construction and development projects as planned.

General Construction Risks — Delays and Cost Overruns. Construction and expansion projects for our properties entail significant risks. These risks include: (1) shortages of materials (including slot machines or other gaming equipment); (2) shortages of skilled labor or work stoppages; (3) unforeseen construction scheduling, engineering, environmental or geological problems; (4) weather interference, floods, hurricanes, fires or other casualty losses; (5) unanticipated cost increases; (6) delays or increased costs in obtaining required governmental permits and approvals; and (7) construction period disruption to existing operations.

Our anticipated costs and construction periods for construction projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects, consultants and contractors. The cost of any construction project undertaken by us may vary significantly from initial expectations, and we may have a limited amount of capital resources to fund cost overruns on any project. If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate cash flows from operations or other financing is available. The completion date of any of our construction projects could also differ significantly from initial expectations for construction-related or other reasons. We cannot assure you that any project will be completed on time, if at all, or within established budgets. Significant delays or cost overruns on our construction projects could have a material adverse effect on our business, financial condition and results of operations. We are currently engaged in litigation with the general contractor for our St. Charles hotel project, which was completed later and at a higher cost than originally announced.

From time to time, we may employ “fast-track” design and construction methods in our construction and development projects. This involves the design of future stages of construction while earlier stages of construction are underway. Although we believe the use of fast-track design and construction methods may reduce the overall construction time, these methods may not always result in such reductions, often involve greater construction costs than otherwise would be incurred and may increase the risk of disputes with contractors, all of which could have a material adverse effect on our business, financial condition and results of operations.

Construction Dependent upon Available Financing and Cash Flows from Operations. The availability of funds under our senior credit facilities at any time are dependent upon, among other factors, the amount of our consolidated earnings before interest, taxes, depreciation and amortization expense, as defined in the senior credit facilities (“EBITDA”), during the preceding four full fiscal quarters. Our future operating performance will be subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that our future consolidated EBITDA and the resulting availability of operating cash flows or borrowing capacity will be sufficient to allow us to undertake or complete current or future construction projects.

As a result of operating risks, including those described in this section, and other risks associated with a new venture, we cannot assure you that, once completed, any development project will increase our operating profits or operating cash flows.

Our business may be materially impacted by an act of terrorism or by additional security requirements that may be imposed on us.

The U.S. Department of Homeland Security has stated that places where large numbers of people congregate, including hotels, are subject to a heightened risk of terrorism. An act of terrorism affecting one of our properties, whether or not covered by insurance, or otherwise affecting the gaming, travel or tourism industry in the United States, may have a material adverse effect on our business. Additionally, our business may become subject to increased security measures designed to prevent terrorist acts.

Our business may be adversely affected by our ability to retain and attract key personnel.

We depend on the continued performance of our entire senior executive team. If we lose the services of any of our key executives or our senior property management personnel and cannot replace such persons in a timely manner, it could have an adverse effect on our business.

We have experienced and expect to continue to experience strong competition in hiring and retaining qualified property and corporate management personnel, including competition from numerous Native American gaming facilities that are not subject to the same taxation regimes as we are and therefore may be willing and able to pay higher rates of compensation. From time to time, we have a number of vacancies in key corporate and property management positions. If we are unable to successfully recruit and retain qualified management personnel at our properties or at our corporate level, our results of operations could be adversely affected.

As we recruit personnel, we expect successful candidates to exhibit a collaborative, communicative and collegial nature. We also employ a high degree of centralization in a generally highly decentralized industry. These factors create risk in attracting management personnel in a timely fashion, as well as hiring candidates we expect to be successful within our Company.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

The majority of our revenues are attributable to slot machines operated by us at our casinos. It is important, for competitive reasons, that we offer the most popular and up-to-date slot machine games with the latest technology to our guests.

We believe that a substantial majority of the slot machines sold in the U.S. in 2008 were manufactured by a few companies. In addition, we believe that one company in particular provided a majority of all slot machines sold in the U.S. in 2008.

In recent years, the prices of new slot machines have escalated faster than the rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participating lease arrangements in order to acquire the machines. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental. Such agreements may also include a percentage payment of coin-in or net win. Generally, a participating lease is substantially more expensive over the long term than the cost to purchase a new machine.

For competitive reasons, we may be forced to purchase new slot machines or enter into participating lease arrangements that are more expensive than our costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participating lease costs, it could hurt our profitability.

Any loss from service of our riverboat and barge facilities for any reason could materially adversely affect us.

Our riverboat and barge facilities could be lost from service due to casualty, mechanical failure, extended or extraordinary maintenance, floods or other severe weather conditions.

The Ameristar Vicksburg site has experienced ongoing geologic instability that requires periodic maintenance and improvements. Although we have reinforced the cofferdam basin in which the vessel is drydocked on a concrete foundation, further reinforcements may be necessary. We are also monitoring the site to evaluate what further steps may be necessary to stabilize the site to permit operations to continue. A site failure would require Ameristar Vicksburg to limit or cease operations.

The loss of a riverboat or barge facility from service for any period of time likely would adversely affect our operating results and borrowing capacity under our senior credit facilities in an amount that we are unable to reasonably accurately estimate. It could also result in the occurrence of an event of a default under our senior credit facilities.

We are subject to non-gaming regulation.

We are subject to certain federal, state and local environmental laws, regulations and ordinances that apply to non-gaming businesses generally, including the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Under various federal, state and local laws and regulations, an owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances or wastes located on its property, regardless of whether or not the present owner or operator knows of, or is responsible for, the presence of such substances or wastes. We have not identified any issues associated with our properties that could reasonably be expected to have an adverse effect on us or the results of our operations. However, certain of our properties are located in industrial areas or were used for industrial purposes for many years. As a consequence, it is possible that historical or neighboring activities have affected one or more of our properties and that, as a result, environmental issues could arise in the future, the precise nature of which we cannot now predict. We do not have environmental liability insurance to cover most such events, and the environmental liability insurance coverage we maintain to cover certain events includes significant limitations and exclusions. In addition, if we discover any significant environmental contamination affecting any of our properties, we could face material remediation costs or additional development costs for future expansion activities.

Regulations adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department require us to report currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. U.S. Treasury Department regulations also require us to report certain suspicious activity, including any transaction that exceeds $5,000 if we know, suspect or have reason to believe that the transaction involves funds from illegal activity or is designed to evade federal regulations or reporting requirements. Substantial penalties can be imposed against us if we fail to comply with these regulations.

Our riverboats must comply with certain federal and state laws and regulations with respect to boat design, on-board facilities, equipment, personnel and safety. In addition, we are required to have third parties periodically inspect and certify all of our casino barges for stability and single compartment flooding integrity. Our casino barges also must meet local fire safety standards. We would incur additional costs if any of our gaming facilities were not in compliance with one or more of these regulations.

We are also subject to a variety of other federal, state and local laws and regulations, including those relating to zoning, construction, land use, employment, advertising and the sale of alcoholic beverages. If we are not in compliance with these laws and regulations, it could have a material adverse effect on our business, financial condition and results of operations.

The imposition of a substantial penalty or the loss of service of a gaming facility for a significant period of time would have a material adverse effect on our business.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive outstanding notes in like original principal amount at maturity. All outstanding notes received in the exchange offer will be cancelled. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the outstanding notes.

After deducting discounts and expenses, the proceeds from the issuance of the outstanding notes were used to repay and permanently retire a portion of the revolving loans outstanding under our senior credit facilities at par.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009, on a consolidated basis. The information presented in the table below should be read in conjunction with “Use of Proceeds” and “Selected Historical Consolidated and Other Financial Data” included elsewhere in this prospectus as well as the consolidated historical financial statements and notes thereto incorporated into this prospectus by reference.

As of September
30, 2009
(unaudited)
(in millions)

Cash and cash equivalents	$132.1

Debt:
Senior credit facility	$1,028.0
9 1/4% Senior Notes due 2014, net of $13.5 million discount	636.5
Other borrowings	0.9

Total debt	1,665.4
Stockholders’ equity	394.7

Total capitalization	$2,060.1

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents our selected historical consolidated financial information. This data was derived, in part, from our historical consolidated financial statements for the five years ended December 31, 2008 and the unaudited condensed consolidated financial statements for the nine months ended September 30, 2009 and 2008 and reflects our operations and financial position at the dates and for the periods indicated. The information in this table should be read in conjunction with the consolidated financial statements and accompanying notes, which are incorporated herein by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, as well as other financial data included herein.

Our unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements. In our opinion, the unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation of those statements. Our results for the nine months ended September 30, 2009 are not necessarily indicative of the results for the year ending December 31, 2009.

						Nine Months
						Ended
	Year Ended December 31,					September 30,
	2008	2007	2006	2005	2004	2009	2008
						(unaudited)
	(amounts in thousands, except per share data)

Statement of Operations Data(1):
REVENUES:
Casino	$1,296,806	$1,083,380	$1,008,311	$974,178	$856,901	$949,547	$1,000,514
Food and beverage	156,987	136,471	131,795	125,918	114,010	103,970	120,521
Rooms	56,024	30,844	27,972	25,355	26,082	47,084	42,197
Other	38,491	30,387	29,082	26,041	23,166	25,012	29,806

	1,548,308	1,281,082	1,197,160	1,151,492	1,020,159	1,125,613	1,193,038
Less: Promotional allowances	(280,406)	(200,559)	(196,862)	(190,134)	(165,461)	(201,444)	(218,772)

Net revenues	1,267,902	1,080,523	1,000,298	961,358	854,698	924,169	974,266

OPERATING EXPENSES:
Casino	604,747	478,504	439,101	431,101	379,909	421,898	465,163
Food and beverage	74,650	70,439	68,744	66,299	63,758	49,270	56,643
Rooms	11,221	9,341	6,780	6,454	6,565	6,496	8,584
Other	21,154	19,157	18,749	16,503	13,687	11,340	16,568
Selling, general and administrative	265,622	229,801	200,588	186,050	157,907	180,579	201,766
Depreciation and amortization	105,895	94,810	93,889	85,366	73,236	78,807	78,901
Impairment of goodwill	130,300	—	—	—	—	—	77,000
Impairment of other intangible assets	184,200	—	—	—	—	—	52,000
Impairment of fixed assets	1,031	4,758	931	869	174	107	449
Net loss (gain) on disposition of assets	683	1,408	(683)	1,576	904	99	927

Total operating expenses	1,399,503	908,218	828,099	794,218	696,140	748,596	958,001

(Loss) income from operations	(131,601)	172,305	172,199	167,140	158,558	175,573	16,265
OTHER INCOME (EXPENSE):
Interest income	774	2,113	2,746	830	245	390	593
Interest expense, net	(76,639)	(57,742)	(50,291)	(60,913)	(57,003)	(72,617)	(56,849)
Loss on early retirement of debt	—	—	(26,264)	(2,074)	(923)	(5,365)	—
Other	(3,404)	(178)	—	(79)	—	1,675	(1,459)

(Loss) income before income tax (benefit) provision	(210,870)	116,498	98,390	104,904	100,877	99,656	(41,450)
Income tax provision (benefit)	(80,198)	47,065	38,825	38,619	38,898	41,013	(11,875)

NET (LOSS) INCOME	$(130,672)	$69,433	$59,565	$66,285	$61,979	$58,643	$(29,575)

(LOSS) EARNINGS PER SHARE (2):
Basic	$(2.28)	$1.22	$1.06	$1.19	$1.15	$1.02	$(0.52)

Diluted	$(2.28)	$1.19	$1.04	$1.16	$1.11	$1.01	$(0.52)

WEIGHTED-AVERAGE SHARES OUTSTANDING (2):
Basic	57,191	57,052	56,155	55,664	54,114	57,491	57,177

Diluted	57,191	58,322	57,327	57,127	55,653	58,233	57,177

	As of	As of
	September 30, 2009	December 31, 2008
	(unaudited)
	(amounts in thousands)

Balance Sheet Data:
Cash and cash equivalents	$132,124	$73,726
Total assets	2,316,655	2,225,238
Total long-term debt, net of current maturities	1,661,205	1,643,997
Stockholders’ equity (3)	394,668	338,780

(1)	We acquired Ameristar Casino Hotel East Chicago (formerly known as Resorts East Chicago) on September 18, 2007 and Ameristar Casino Resort Spa Black Hawk (formerly known as Mountain High Casino) on December 21, 2004, and these operating results are included only from the respective acquisition dates.

(2)	On June 20, 2005, we effected a 2-for-1 common stock split. Accordingly, all share and per share information for the year ended December 31, 2004 has been retroactively adjusted to reflect the stock split.

(3)	Dividends of $18.0 million, $23.4 million, $21.1 million, $17.4 million and $13.6 million were paid in 2008, 2007, 2006, 2005 and 2004, respectively. The dividends paid per share were $0.315 in 2008, $0.41 in 2007, $0.375 in 2006, $0.3125 in 2005 and $0.25 in 2004. During the nine months ended September 30, 2009 and 2008, the dividends paid per share were $0.21 and $0.315, respectively. The Company declared a quarterly dividend of $0.105 per share on September 10, 2009 that was paid on October 6, 2009.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the outstanding notes on May 27, 2009. The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on          , 2010, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any of the conditions set forth below under “— Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of outstanding notes may tender in the exchange offer. When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who desires to tender outstanding notes for exchange must, at or prior to the expiration time:

•	transmit a properly completed and duly executed letter of transmittal, the outstanding notes being tendered and all other documents required by such letter of transmittal, to Deutsche Bank Trust Company Americas, the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company (DTC) to the exchange agent at the address set forth below under the heading “— The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•	if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•	states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution. The term “eligible institution” means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the Exchange Agent, for example, the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program. An eligible institution includes firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States or certain other eligible guarantors.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the person who signed the letter of transmittal, the outstanding notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note not validly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•	determine the eligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any outstanding notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all outstanding notes. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “— The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such outstanding notes and the holder’s outstanding notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “— The Exchange Agent,” prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	where outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC; and

•	bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such outstanding notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all outstanding notes validly tendered and not validly withdrawn as of such date. We will promptly issue exchange notes for all validly tendered outstanding notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of exchange notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the outstanding notes. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of outstanding notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•	any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradeable exchange notes in the exchange offer. See “— Consequences of Failure to Exchange Outstanding Notes”;

•	any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•	any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes to be issued in the exchange offer.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the exchange notes for outstanding notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of its addresses set forth below. Questions and requests for assistance respecting the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at one of its addresses below:

Deliver to:

Deutsche Bank Trust Company Americas

By hand delivery, mail or overnight courier at:
Deutsche Bank Trust Company Americas
Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005
Attn: Corporates Team Deal Manager – Ameristar

or

By facsimile transmission
(for eligible institutions only):
(732) 578-4635

Confirm by telephone:
(908) 608-3191

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture and the legend contained on the outstanding notes regarding the transfer restrictions of the outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the outstanding notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the exchange notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the Indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the exchange notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders of those exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	the exchange notes issued in the exchange offer are acquired in the ordinary course of the holder’s business;

•	neither the holder, nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder, has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the exchange notes for its own account in exchange for outstanding notes and:

•	such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•	it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of exchange notes issued in the exchange offer, and will comply with the applicable provisions of the Securities Act with respect to resale of any exchange notes. (In no-action letters issued to third parties, the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of outstanding notes) by delivery of the prospectus relating to the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our outstanding notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours or that tenders outstanding notes in the exchange offer for the purpose of participating in a distribution:

•	may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The exchange notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We currently do not intend to register or qualify the sale of the exchange notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

Under the registration rights agreement we agreed, among other things, that if:

•	we determine that an exchange offer registration is not available or may not be consummated as soon as practicable after the expiration of the exchange offer because it would violate applicable law or the applicable interpretations of the SEC’s staff;

•	the exchange offer is not consummated by February 21, 2010;

•	any holder (other than an initial purchaser of the outstanding notes) is not entitled to participate in the exchange offer;

•	any initial purchaser of the outstanding notes so requests with respect to outstanding notes that are not eligible to be exchanged for exchange notes and are held by such initial purchaser following the termination of the exchange offer; or

•	any initial purchaser of the outstanding notes that participates in the exchange offer (and tenders its outstanding notes prior to the expiration thereof), does not receive exchange notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or as a participating broker-dealer);

we will file a registration statement under the Securities Act relating to a shelf registration of the outstanding notes for resale by holders and use our commercially reasonable efforts to have such shelf registration statement declared effective by the SEC. We are required to use our reasonable best efforts to keep the shelf registration statement effective for period from the date the shelf registration is declared effective until the earlier of (i) May 27, 2011 and (ii) the date upon which all the Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. The registration rights agreement provides that we may delay the filing or the effectiveness of a registration statement for a period of up to 60 consecutive days (no more than three times during any calendar year):

•	because of the occurrence of other material events or developments with respect to us that would need to be described in the registration statement, and the effectiveness of the registration statement is reasonably required to be suspended while the registration statement is amended or supplemented to reflect such events or developments;

•	because of the existence of material events or developments with respect to us, the disclosure of which we determine in good faith would have a material adverse effect on our business, operations or prospects; or

•	because we do not wish to disclose publicly a pending material business transaction that has not yet been publicly disclosed.

Any delay period as described above will stay the accrual of any additional interest that would have been otherwise payable under the registration rights agreement.

We will provide to the holder or holders of the applicable outstanding notes copies of the prospectus that is a part of the shelf registration statement, notify such holder or holders when the shelf registration statement for the applicable notes has become effective and take certain other actions as are required to permit resales of the applicable outstanding notes under the shelf registration statement. A holder of outstanding notes that sells such notes pursuant to the shelf registration statement generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, and would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

If (A) we have not exchanged exchange notes for all outstanding notes validly tendered in accordance with the terms of the exchange offer on or prior to the 270th day after the issue date or (B) if applicable, a shelf registration statement covering resales of the applicable Notes has been declared effective and such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest (“Additional Interest”) shall accrue on the principal amount of the applicable Notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) commencing on (x) the effectiveness target date, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (B) above; provided, however, that upon the exchange of exchange notes for all outstanding notes tendered (in the case of clause (A) above), or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above), additional interest on such Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

Any amounts of Additional Interest due will be payable in cash on the same interest payment dates as interest on the Notes is payable.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

The foregoing description is a summary of certain provisions of the registration rights agreement. It does not restate the registration rights agreement in its entirety. We urge you to read the registration rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part and can also be obtained from us. See “Where You Can Find More Information.”

DESCRIPTION OF OTHER INDEBTEDNESS

The following description of indebtedness is qualified in its entirety by reference to the senior credit facilities and the documents governing such indebtedness.

Senior Credit Facilities

In May 2009, we used the net proceeds from the sale of the outstanding notes (approximately $620.0 million, after deducting discounts and expenses) to repay a portion of the indebtedness outstanding under our revolving loan facility. Simultaneously, we terminated $650.0 million of revolving loan commitments that mature in November 2010. Our senior credit facilities now consist of: (a) a $750.0 million revolving loan facility comprising (i) $150.0 million of non-extending revolving loan commitments maturing in November 2010, under which $128.6 million of loans are currently outstanding and (ii) $600.0 million of extending revolving loan commitments maturing in August 2012, under which $514.4 million of loans are currently outstanding; and (b) a $385.0 million term loan maturing in November 2012. The revolving loan facility includes a $75.0 million letter of credit sub-facility and a $25.0 million swingline loan sub-facility.

The term loan bears interest at the London Interbank Offered Rate (“LIBOR”) plus 325 basis points or the base rate plus 225 basis points, at our option. Borrowings under the non-extending revolving loan facility currently bear interest at LIBOR plus 287.5 basis points or the base rate plus 187.5 basis points, and borrowings under the extending revolving loan facility currently bear interest at LIBOR plus 325 basis points or the base rate plus 225 basis points. The LIBOR margin on the non-extending revolving loan facility is subject to adjustment between 200 and 300 basis points and the base rate margin on the non-extending revolving loan facility is subject to adjustment between 100 and 200 basis points, in each case depending on our leverage ratio. The LIBOR margin on the extending revolving loan facility is subject to adjustment between 225 and 350 basis points and the base rate margin on the extending revolving loan facility is subject to adjustment between 125 and 250 basis points, in each case depending on our leverage ratio. The commitment fee on the non-extending revolving loan facility ranges from 25 to 50 basis points, depending on the leverage ratio, and the commitment fee on the extending revolving loan facility is 12.5 basis points higher. In the case of LIBOR-based loans, we have the option of selecting a one-, two-, three- or six-month interest period. We also have the option to select a nine- or 12-month interest period if agreed to by all senior credit facility lenders. Interest is payable at the earlier of three months from the borrowing date or upon expiration of the interest period selected. As a result of a recent amendment to the senior credit facilities as well as the issuance of the Notes, our interest expense has significantly increased compared to 2008.

The senior credit facilities are guaranteed by all of our operating subsidiaries and are secured by first priority security interests on substantially all of our and our subsidiaries’ real and personal property, including the capital stock of our subsidiaries.

The agreement governing the senior credit facilities requires us to comply with various affirmative and negative financial and other covenants, including restrictions on the incurrence of additional indebtedness, restrictions on dividend payments and other restrictions and requirements to maintain certain financial ratios and tests. As of September 30, 2009, we were required to maintain a leverage ratio, calculated as consolidated debt divided by EBITDA (as defined in the senior credit agreement) for the prior four full fiscal quarters, of no more than 6.00:1, and a senior leverage ratio, calculated as consolidated senior debt divided by EBITDA, of no more than 5.75:1. As of September 30, 2009 and December 31, 2008, our leverage ratio was 4.91:1 and 5.14:1, respectively. The senior leverage ratio as of September 30, 2009 and December 31, 2008 was also 4.91:1 and 5.14:1, respectively. As of September 30, 2009 and December 31, 2008, we were in compliance with all applicable covenants in the senior credit agreement .

All mandatory principal payments have been made through September 30, 2009. We are permitted to make up to $30.0 million in annual dividend payments under the terms of the senior credit facilities. In addition, the senior credit facilities permit us to make repurchases of our common stock of up to $50.0 million during the period from November 10, 2005 to November 10, 2012. As of September 30, 2009, we had paid $18.4 million to repurchase stock during the term of the senior credit facilities. The senior credit facilities also limit our aggregate capital expenditures to $1.1 billion during the period from November 10, 2005 to

November 10, 2012. As of September 30, 2009, capital expenditures made during the term of the senior credit facilities totaled $852.2 million. As of September 30, 2009, the amount of the revolving loan facility available for borrowing was $102.7 million, after giving effect to $4.3 million of outstanding letters of credit.

Certain changes in control of the Company, as defined in the senior credit agreement, could result in the acceleration of the obligations under the senior credit facilities.

For a more complete description of our liquidity and our credit facilities and debt instruments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and Note 5 of the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, Note 6 of the notes to the consolidated financial statements in our Quarterly Report on Form 10-Q the quarter ended September 30, 2009, and our Current Report on Form 8-K filed on November 19, 2009. The terms of the obligations described above are complicated; therefore, you should consult the governing agreements, which we have filed as exhibits to our SEC reports, for more detailed information regarding those obligations.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading ‘‘— Certain Definitions.” In this description, the word “Company” refers only to Ameristar Casinos, Inc. and not to any of its subsidiaries or affiliates. We refer to exchange notes and outstanding notes (to the extent not exchanged for exchange notes) in this section as the “Notes.”

The exchange notes will be issued under the Indenture dated as of May 27, 2009 among the Company, the initial Guarantors and Wilmington Trust FSB (the “Trustee”), as successor trustee to Deutsche Bank Trust Company Americas. The terms of the exchange notes and the outstanding notes are substantially identical, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not contain provisions relating to the payment of additional interest.

The exchange notes will be issued only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Holders of the outstanding notes who do not exchange their outstanding notes for exchange notes will vote together as a single series of notes with holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders of a series of notes (including acceleration following an Event of Default, as defined below under “— Events of Default”) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the Notes. Accordingly, all references in this section will be deemed to mean the requisite percentage in aggregate principal amount of the Notes then outstanding.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A copy of the Indenture is available as described above under the heading “Where You Can Find More Information” and is also filed as an exhibit to this registration statement.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•	are general senior unsecured obligations of the Company;
•	are pari passu in right of payment with all of our existing and future senior Indebtedness;
•	are effectively subordinated in right of payment to all of our existing and future secured Indebtedness, including Indebtedness under the Bank Credit Agreement, to the extent of the value of the assets securing such Indebtedness;
•	are senior in right of payment to any future senior subordinated or subordinated Indebtedness of the Company; and
•	are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Guarantees

The Notes are guaranteed by each of the existing Material Subsidiaries of the Company, and subject to compliance with applicable gaming laws, all future Material Restricted Subsidiaries of the Company or any Subsidiary that is a guarantor under the Bank Credit Agreement, which are all of the direct and indirect Material Subsidiaries of the Company except any existing Subsidiary or future Material Subsidiary that is designated by the Company in accordance with the Indenture to be an Unrestricted Subsidiary.

The Guarantees of the Notes:

•	are general senior unsecured obligations of each Guarantor;
•	are pari passu in right of payment with all of the applicable Guarantor’s existing and future senior Indebtedness;
•	are effectively subordinated to all secured Indebtedness of each Guarantor to the extent of the value of the assets securing such Indebtedness; and
•	are structurally subordinated to all liabilities of any Subsidiary of a Guarantor that is not a Guarantor.

As of September 30, 2009, we had $1.03 billion of Indebtedness outstanding under the Bank Credit Agreement (excluding $4.3 million of outstanding letters of credit and $102.7 million of available undrawn revolving credit commitments) and our Subsidiaries that are not guarantors had no Indebtedness or other liabilities.

As of the date of issuance of the exchange notes, all of our Subsidiaries will be “Restricted Subsidiaries.” Under the circumstances described below, we are permitted to designate certain subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee these Notes.

The obligations of each Guarantor under its Guarantee will be limited to support findings that the Guarantee will not constitute a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “Certain Covenants — Merger, Consolidation or Sale of Assets.” In the event of a sale or other disposition of all or substantially all of the properties and assets of any Guarantor, by way of merger, consolidation or otherwise, or the sale of all of the Capital Stock of a Guarantor, whether by way of merger, consolidation or otherwise, in either case provided that such sale or other disposition complies with the provisions set forth in “Repurchase at the Option of Holders — Asset Sales” (other than provisions for future application of the Net Cash Proceeds), or in the event of the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture, or upon a discharge of the Indenture in accordance with “— Satisfaction and Discharge” or upon any Legal Defeasance or Covenant Defeasance of the Indenture, the Guarantor’s Guarantee will be released.

Each of the Guarantors is a Restricted Subsidiary of the Company, and the existing Guarantors collectively constitute substantially all of the Company’s direct and indirect subsidiaries. The Company is a holding company with no operations or material assets, other than its investment in the Guarantors, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis. Separate financial statements and certain other disclosures concerning the Guarantors are not presented because such Guarantors are jointly and severally liable with respect to the Company’s obligations pursuant to the Notes.

Gaming Approvals

Restrictions on the transfer of the Capital Stock of the Company’s Subsidiaries licensed in certain jurisdictions, and agreements not to encumber such Capital Stock, in each case, in respect of the Notes, are not effective without the prior approval of the applicable Gaming Authorities. All required approvals have been obtained with respect to the Company’s existing Subsidiaries in each jurisdiction.

By accepting a Note, each holder or beneficial owner of a Note will be agreeing to comply with all requirements of the Gaming Laws and Gaming Authorities in each jurisdiction where the Company and its Affiliates are licensed or registered under applicable Gaming Laws or conduct gaming activities.

Principal, Maturity and Interest

The Company issued $650,000,000 in the aggregate principal amount of outstanding notes on May 27, 2009. The Company may issue additional notes from time to time. Any issuance of additional notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided, that if any additional notes are not fungible for United States federal income tax purposes with any of the Notes previously issued, such additional notes will have a separate CUSIP number. Notes are issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 1, 2014.

Interest on the Notes accrues at the rate of 9 1/4% per annum from the Issue Date. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year. The initial interest payment on the outstanding notes was made on December 1, 2009 and interest on the exchange notes will accrue from that date. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding May 15 or November 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest is payable with respect to the Notes in certain circumstances if the Company does not consummate the exchange offer (or shelf registration, if applicable) as provided in the registration rights agreement.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on Notes held by such holder in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Company maintained for such purpose unless the Company elects to make interest payments by check mailed to the holders at the addresses set forth in the register of holders; provided that all payments with respect to Global Notes, and any definitive Notes the holder of which has given wire transfer instructions to the Company, will be made by wire transfer. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Optional Redemption

Except as set forth below and under the next two headings, the Company does not have the option to redeem the Notes prior to December 1, 2011. Thereafter, the Company has the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below plus accrued and unpaid interest and additional interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on December 1 of the years indicated below:

Year	Percentage
2011	104.625%
2012	102.313%
2013	100.00%

Notwithstanding the foregoing, the Company may, at any time prior to June 1, 2011, redeem up to 35% of the outstanding aggregate principal amount of Notes with the net cash proceeds of one or more Equity Offerings of the Company at a redemption price in cash of 109.250% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, on the Notes redeemed, to the redemption date; provided that:

(1) at least 65% of the outstanding aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption;

(2) notice of any such redemption shall be given by the Company to the holders and the Trustee within 30 days after the consummation of any such Equity Offering; and

(3) such redemption shall occur within 60 days of the date of such notice.

Redemption at Make-Whole Premium

At any time prior to December 1, 2011, the Company may also redeem all or any part of the Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption.

Redemption Based on Gaming Laws

Notwithstanding any other provision of the Indenture, if:

(1) any Gaming Authority makes a determination of unsuitability of a holder or beneficial owner of Notes (or of an Affiliate of such holder or beneficial owner), or

(2) any Gaming Authority requires that a holder or beneficial owner of Notes (or an Affiliate thereof) must either (i) be licensed, qualified or found suitable or otherwise obtain any approval, consent, permit or finding under any applicable Gaming Laws or (ii) reduce its position in the Notes to below a level that would require licensure, qualification or a finding of suitability, and such holder or beneficial owner (or Affiliate thereof):

(a) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority,

(b) fails to reduce its position in the Notes appropriately, or

(c) is denied such license or qualification or not found suitable or denied such other approval, consent, permit or finding or otherwise fails to qualify under applicable Gaming Laws,

the Company shall have the right, at any time from or after the Issue Date, at its option:

(1) to require any such holder or beneficial owner to dispose of all or a portion of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

(2) to call for the redemption of all or a portion of the Notes of such holder or beneficial owner at a redemption price equal to the least of:

(a) the principal amount thereof together with accrued and unpaid interest and additional interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority (subject to the rights of holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date),

(b) the price at which such holder or beneficial owner acquired the Notes, together with accrued and unpaid interest and additional interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority (subject to the rights of holders of Notes on the relevant record dates occurring prior to such redemption date to receive interest on the relevant interest payment date),

(c) the fair market value of the Notes to be redeemed on the date of redemption, or

(d) such other lesser amount as may be required by any Gaming Authority.

Immediately upon a determination by a Gaming Authority that a holder or beneficial owner of Notes (or an Affiliate thereof) will not be licensed, qualified or found suitable or is denied approval, consent, a permit, a license, qualification or a finding of suitability, the holder or beneficial owner will not have any further rights with respect to the Notes to:

(1) exercise, directly or indirectly, through any Person, any right conferred by the Notes,

(2) receive any interest or additional interest, if any, or any other distribution or payment with respect to the Notes, or

(3) receive any remuneration in any form from the Company or its Affiliates for services rendered or otherwise, except the redemption price of the Notes.

The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The holder or beneficial owner (or an Affiliate thereof) applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed among the holders of Notes as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

(2) if the Notes are not so listed, on a pro rata basis, by lot (in the case of a partial redemption) or in accordance with the procedures of DTC.

If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). No Note of a principal amount of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional in that the Company may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the Company or by the Company).

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to such redemption. On and after the redemption date, subject to the satisfaction of any conditions to such redemption, interest ceases to accrue on Notes or portions of them called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest, if any, on the Notes to be redeemed.

Mandatory Redemption

Except as described below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control.

Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof; provided that no Note of a principal amount of $2,000 or less shall be redeemed in part) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes plus accrued and unpaid interest thereon and additional interest, if any, to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice.

The Change of Control Offer may be made up to 60 days prior to the occurrence of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable holders to tender their Notes and, to the extent that the provisions of any such laws or rules conflict with the provisions of this covenant, the Company’s compliance with such laws and rules shall not in and of itself cause a breach of the Company’s obligations under this covenant.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted, together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered by such holder, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Bank Credit Agreement contains, and any future Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to purchase any Notes, and also may provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consents of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain all such requisite consents or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture. There can be no assurance that in the event of a Change of Control the Company will have sufficient funds, or that it will be permitted under the terms of the Bank Credit Agreement, to satisfy its obligations with respect to any or all of the tendered Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

The presence of the Company’s Note repurchase obligation in the event of a Change of Control may deter potential bidders from attempting to acquire the Company, whether by merger, tender offer or otherwise. Such deterrence may have an adverse effect on the market price for the Company’s securities, particularly its common stock.

Asset Sales.

No Obligor will, directly or indirectly:

(1) consummate an Asset Sale unless such Obligor receives consideration at the time of such Asset Sale (determined at such time or at such earlier time as such Obligor becomes obligated to complete such Asset Sale) at least equal to the fair market value of the assets sold or of which other disposition is made (as determined in good faith by the Board of such Obligor), and

(2) consummate or enter into a binding obligation to consummate an Asset Sale unless at least 75% of the consideration received by such Obligor from such Asset Sale will be cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities as shown on the Obligor’s most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities, (iii) liabilities or Indebtedness to Affiliates of the Company and (iv) Non-Recourse Indebtedness) that are assumed by the transferee of any such assets, and

(b) to the extent of the cash received, any notes or other obligations or securities received by such Obligor from such transferee that are converted by such Obligor into cash within 180 days of receipt.

Notwithstanding the foregoing, an Obligor will be permitted to consummate an Asset Sale without complying with the foregoing provisions if:

(1) such Obligor receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of such Obligor), and

(2) the consideration for such Asset Sale constitutes Productive Assets; provided that any non-cash consideration not constituting Productive Assets received by such Obligor in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 360 days after such Asset Sale shall constitute Net Cash Proceeds subject to the provisions set forth above.

Upon the consummation of an Asset Sale, the Company or the affected Obligor will be required to apply an amount equal to all Net Cash Proceeds (excluding amounts received and considered as “cash” pursuant to clause (2)(a) of the first paragraph of this covenant) that are received from such Asset Sale within 360 days of the receipt thereof either:

(1) to reinvest (or enter into a binding commitment to invest, if such investment is effected within 360 days after the date of such commitment) in Productive Assets or in Asset Acquisitions not otherwise prohibited by the Indenture,

(2) to repay Indebtedness under the Bank Credit Agreement (or other Indebtedness of the Company or such Obligor, as applicable, secured by a Lien secured by clause (7) of the definition of Permitted Liens), and, in the case of any such repayment under any revolving credit or other facility that permits future borrowings, effect a permanent reduction in the availability or commitment under such facility, and/or

(3) a combination of prepayment and reinvestment as permitted by the foregoing clauses (1) and (2).

Pending the final application of any such Net Cash Proceeds, the Obligors may temporarily reduce revolving Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

On the 361st day after an Asset Sale (or in the case of any amount committed to reinvestment, on the 181st day following the 361st day after an Asset Sale if such amount is not actually so reinvested) or such earlier date, if any, as the Board of the Company or the affected Obligor determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (1), (2), or (3) of the preceding paragraph (each a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (1), (2), or (3) of the preceding paragraph (each a “Net Proceeds Offer Amount”), will be applied by the Company to make an offer to purchase (the “Net Proceeds Offer”), on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis (a) Notes at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest thereon and additional interest, if any, on the Net Proceeds Offer Payment Date, and (b) other Indebtedness Incurred by the Company which is pari passu with the Notes, in each case to the extent required by the terms thereof; provided that if at any time within 360 days after an Asset Sale any noncash consideration received by the Company or the affected Obligor in connection with such Asset Sale (other than non-cash consideration deemed to be cash as provided in clause (2)(b) above) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant. To the extent that the aggregate principal amount of Notes or other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Obligors may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of the Indenture). Upon completion of a Net Proceeds Offer, the Net Proceeds Offer Amount relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any non-cash proceeds received in connection with an Asset Sale) that are distributed to or received by any Obligor will be required to be applied by the Obligors in accordance with the provisions of this paragraph. Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $25 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the date of the Indenture from all Asset Sales by the Obligors in respect of which a Net Proceeds Offer has not been made aggregate at least $25 million, at which time the affected Obligor will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (each date on which the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $25 million or more will be deemed to be a Net Proceeds Offer Trigger Date).

The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable holders to tender their Notes and, to the extent that the provisions of any such laws or rules conflict with the provisions of this covenant, the Company’s compliance with such laws and rules shall not in and of itself cause a breach of the Company’s obligations under this covenant.

Certain Covenants

Restricted Payments.

Neither the Company nor any Restricted Subsidiary will, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary) in respect of the Company’s or any Restricted Subsidiary’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or such Restricted Subsidiary, as applicable) or to the direct or indirect holders of the Company’s or such Restricted Subsidiary’s Equity Interests in their capacity as such,

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) Equity Interests of the Company or any Restricted Subsidiary or of any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary),

(3) make any payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Indebtedness that is subordinate in right of payment to the Notes, except (i) a payment of principal, interest or other amounts required to be paid at Stated Maturity or (ii) a payment made to the Company or any Restricted Subsidiary, or

(4) make any Investment (other than Permitted Investments) (each of the foregoing prohibited actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”),

if at the time of such proposed Restricted Payment or immediately after giving effect thereto,

(1) a Default or an Event of Default has occurred, and is continuing or would result therefrom,

(2) the Company is not, or would not be, able to Incur at least $1.00 of additional Indebtedness under the Consolidated Coverage Ratio test described in the second paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” or (3) the aggregate amount of Restricted Payments (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in the good faith reasonable judgment of the Company) exceeds or would exceed the sum, without duplication, of:

(a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company and the Restricted Subsidiaries during the period (treating such period as a single accounting period) beginning on April 1, 2009 and ending on the last day of the most recent fiscal quarter of the Company ending immediately prior to the date of the making of such Restricted Payment for which internal financial statements are available ending not more than 135 days prior to the date of determination, plus

(b) 100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than from a Subsidiary of the Company) from the issuance and sale of Qualified Capital Stock of the Company or the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced by the conversion or exchange of debt securities or Disqualified Capital Stock into or for Qualified Capital Stock (to the extent that proceeds of the issuance of such Qualified Capital Stock would have been includable in this clause if such Qualified Capital Stock had been initially issued for cash) subsequent to the Issue Date and on or prior to the date of the making of such Restricted Payment (excluding any Qualified Capital Stock of the Company the purchase price of which has been financed directly or indirectly using funds (i) borrowed from the Company or any Restricted Subsidiary, unless and until and to the extent such borrowing is repaid, or (ii) contributed, extended, guaranteed or advanced by the Company or any Restricted Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan)); provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other assets used or useful in a Related Business or the Capital Stock of a Person engaged in a Related Business, plus

(c) 100% of the aggregate cash received by the Company subsequent to the Issue Date and on or prior to the date of the making of such Restricted Payment upon the exercise of options or warrants (whether issued prior to or after the Issue Date) to purchase Qualified Capital Stock of the Company, plus

(d) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, or any dividends, distributions, interest payments, principal repayments or returns of capital are received by the Company or any Restricted Subsidiary in respect of any Restricted Investment, the proceeds of such sale, liquidation, repayment, dividend, distribution, principal repayment or return of capital, in each such case (i) reduced by the amount of any Amount Limitation Restoration (as defined below) for such Restricted Investment and (ii) valued at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), and to the extent that any Restricted Investment consisting of a guarantee or other contingent obligation that was made after the Issue Date is terminated or cancelled, the excess, if any, of (x) the amount by which such Restricted Investment reduced the sum otherwise available for making Restricted Payments under this first paragraph of the Restricted Payment covenant, over (y) the aggregate amount of payments made (including costs incurred) in respect of such guarantee or other contingent obligation, plus

(e) to the extent that any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Restricted Investment of the Company and its Restricted Subsidiaries in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary on the date of redesignation as a Restricted Subsidiary or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the Issue Date, the amount of the Company and its Restricted Subsidiaries’ Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Restricted Investments (each valued as of the date made) by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the Issue Date; provided that any amount so determined in (i) or (ii) shall be reduced to the extent that such Restricted Investment shall have been recouped as an Amount Limitation Restoration to the Amount Limitation of clause (5) below.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) the payment of any dividend or the making of any distribution within 60 days after the date of declaration of such dividend or distribution if the making thereof would have been permitted on the date of declaration; provided such dividend will be deemed to have been made as of its date of declaration for purposes of this clause (1);

(2) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (a) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company;

(3) the payment, redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of any Obligor that is subordinate in right of payment to the Notes or the Guarantees (a) solely in exchange for (i) shares of Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness, or (b) through the application of the net proceeds of a sale for cash (other than to an Obligor) within 45 days of such sale of (i) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness or (c) within one year of the scheduled final maturity thereof; (4) redemptions, repurchases or repayments to the extent required by any Gaming Authority having jurisdiction over the Company or any Restricted Subsidiary or deemed necessary by the Board of the Company in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority or other right to conduct lawful gaming operations;

(5) other Restricted Payments not to exceed $75 million in the aggregate made on or after the Issue Date; provided no Default or Event of Default then exists or would result therefrom;

(6) repurchases by the Company of its common stock, options, warrants or other securities exercisable or convertible into such common stock from employees, officers, consultants or directors of the Company or any of its respective Subsidiaries upon death, disability or termination of employment, relationship or directorship of such employees, officers, consultants or directors;

(7) the payment of any amounts in respect of Equity Interests by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity:

(a) to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Company or any Restricted Subsidiary),

(b) to the extent required by applicable law, or

(c) to the extent necessary for holders thereof to pay taxes with respect to the net income of such Restricted Subsidiary, the payment of which amounts under this clause (c) is required by the terms of the relevant partnership agreement, limited liability company operating agreement or other governing document;

provided, that except in the case of clause (b) or (c), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, and provided further that, except in the case of clause (b) or (c), such distributions are made pro rata in accordance with the respective Equity Interests contemporaneously with the distributions paid to the Company or a Restricted Subsidiary or their Affiliates holding an interest in such Equity Interests;

(8) the payment of any dividend or distributions by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(9) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options, or upon the vesting of restricted stock, restricted stock units or performance share units to the extent necessary to satisfy tax withholding obligations attributable to such vesting;

(10) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Consolidated Coverage Ratio test described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) payments in lieu of fractional shares of the Company’s Capital Stock;

(12) that portion of Restricted Investments the payment for which consists exclusively of the Company’s Qualified Capital Stock; or

(13) dividends on the Company’s Capital Stock not to exceed $30 million in any fiscal year; provided that an amount not used in any fiscal year may be carried forward and applied in a subsequent fiscal year.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, Restricted Payments made pursuant to clauses 3(a)(ii), 3(b)(ii), (6), (7), (8), (9), (11), (12) or (13) of the immediately preceding paragraph shall, in each case, be excluded from such calculation; provided, that any amounts expended or liabilities incurred in respect of fees, premiums or similar payments in connection therewith shall be included in such calculation. Restricted Payments under clause (5) shall be limited to the amount of $75 million set forth in such clause (an “Amount Limitation”). The Amount Limitation shall be permanently reduced at the time of any Restricted Payment made under such clause; provided, however, that to the extent that a Restricted Investment made under such clause is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, interest payments, principal repayments or returns of capital are received by the Company or any Restricted Subsidiary in respect of such Restricted Investment, valued, in each such case at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), or to the extent that any Restricted Investment consisting of a guarantee or other contingent obligation that was made after the Issue Date is terminated or cancelled, the excess, if any of (x) the amount by which such Restricted Investment counted toward the Amount Limitation, over (y) the aggregate amount of payments made (including costs incurred) in respect of such guarantee or other contingent obligation, then the Amount Limitation for such clause shall be increased by the amount so received by the Company or a Restricted Subsidiary or the amount of such excess of (x) over (y) (an “Amount Limitation Restoration”). In no event shall the aggregate Amount Limitation Restoration for a Restricted Investment exceed the original amount of such Restricted Investment.

With respect to clause (5) above, the Amount Limitation under such clause shall also be increased when any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (each such increase also referred to as an “Amount Limitation Restoration”) by the lesser of (i) the fair market value of the Restricted Investment made under clause (5) above in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary as of the date of redesignation, as the case may be, or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the Issue Date, the amount of the Company’s Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Investments (each valued as of the date made) made under clause (5) above in such Unrestricted Subsidiary after the Issue Date.

Not less than once each fiscal quarter in which the Company has made a Restricted Payment (other than Restricted Payments made pursuant to clauses (8), (9), (11), (12) or (13) above), the Company shall deliver to the Trustee an officers’ certificate stating that each Restricted Payment (and any Amount Limitation Restoration relied upon in making such Restricted Payment) made during the prior fiscal quarter complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements. In the event that the Company makes one or more Restricted Payments in an amount exceeding $10 million that have not been covered by an officers’ certificate issued pursuant to the immediately preceding sentence, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payments (and any Amount Limitation Restoration relied upon in making such Restricted Payment) comply with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed (upon which the Trustee may conclusively rely without any investigation whatsoever), which calculations may be based upon the Company’s latest available internal quarterly financial statements. In the event the Company fails to deliver any such report described in this paragraph to the Trustee, such failure shall not constitute a Default until and unless the Company has failed to deliver such report within 30 days after written notice to the Company of such failure by the Trustee or by a holder.

For purposes of this covenant, it is understood that the Company may rely on internal or publicly reported financial statements even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any Restricted Payment that complied with the conditions of this covenant, made in reliance on such calculation by the Company based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the conditions of this covenant, notwithstanding any subsequent adjustments that may result in changes to such internal financial or publicly reported statements.

The Board of the Company may designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Obligors (except to the extent repaid in cash or in kind) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant to the extent that such deemed Restricted Payments would not be excluded from such calculation under the second paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in the good faith reasonable judgment of the Company).

Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, directly or indirectly:

(1) Incur any Indebtedness or issue any Disqualified Capital Stock, other than Permitted Indebtedness, or

(2) cause or permit any of its Restricted Subsidiaries to Incur any Indebtedness or issue any Disqualified Capital Stock or preferred stock, in each case, other than Permitted Indebtedness.

Notwithstanding the foregoing limitations, the Company may issue Disqualified Capital Stock and may Incur Indebtedness (including, without limitation, Acquired Debt), and any Obligor (other than the Company) may issue preferred stock or Incur Indebtedness (including, without limitation, Acquired Debt), if immediately after giving pro forma effect to such proposed Incurrence or issuance and the receipt and application of the net proceeds therefrom, the Company’s Consolidated Coverage Ratio would not be less than 2.00:1.00.

Any Indebtedness of any Person existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of capital stock or otherwise) shall be deemed to be Incurred as of the date such Person becomes a Restricted Subsidiary.

Notwithstanding any other provision of this covenant, a guarantee of Indebtedness of the Company or of Indebtedness of a Restricted Subsidiary will not constitute a separate incurrence, or amount outstanding, of Indebtedness so long as the Indebtedness so guaranteed was incurred in accordance with the terms of the Indenture.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) of such definition or is entitled to be Incurred pursuant to the second paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the second paragraph hereof. The Company may reclassify such Indebtedness from time to time in its sole discretion and may classify any item of Indebtedness in part under one or more of the categories of Permitted Indebtedness and/or in part as Indebtedness entitled to be Incurred pursuant to the second paragraph of this covenant.

Accrual of interest or dividends, the accretion of principal amount or dividends, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or the payment of dividends on any Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this covenant. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens.

No Obligor will, directly or indirectly, create, Incur or assume any Lien, except a Permitted Lien, on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted

Subsidiary, whether owned on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, unless:

(1) in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guarantees, the Notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien as long as such Indebtedness is secured by such Lien; and

(2) in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis with the obligations secured by such Lien for so long as such obligations are secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

No Restricted Subsidiary will, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock,

(2) make loans or advances to or pay any Indebtedness or other obligations owed to the Company or to any other Restricted Subsidiary, or

(3) transfer any of its property or assets to the Company or to any Restricted Subsidiary (each such encumbrance or restriction in clause (1), (2) or (3), a “Payment Restriction”).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a) applicable law or required by any Gaming Authority;

(b) the Indenture, the Notes and the Guarantees and other Indebtedness of the Company or any Restricted Subsidiary ranking pari passu with the Notes; provided that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture;

(c) customary non-assignment provisions of any contract, license or lease of any Restricted Subsidiary entered into in the ordinary course of business of such Restricted Subsidiary;

(d) any instrument governing Acquired Debt Incurred in connection with an acquisition by any Obligor or Restricted Subsidiary in accordance with the Indenture as the same was in effect on the date of such Incurrence; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the property or assets, including directly-related assets, such as accessions and proceeds so acquired or leased;

(e) any restriction or encumbrance contained in contracts for the sale of Equity Interests of any Subsidiary or assets of the Company or any Restricted Subsidiary to be consummated in accordance with the Indenture solely in respect of Equity Interests (or assets of such Restricted Subsidiary) or assets to be sold pursuant to such contract;

(f) any restrictions of the nature described in clause (3) above with respect to the transfer of assets secured by a Lien that is permitted by the Indenture to be Incurred;

(g) any encumbrance or restriction contained in Permitted Refinancing Indebtedness; provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the holders of the Notes in any material respect in the good faith judgment of the Company than the provisions relating to such encumbrance or restriction contained in the Indebtedness being refinanced;

(h) agreements governing Indebtedness of the Company or its Restricted Subsidiaries existing on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture, taken as a whole;

(i) any restriction imposed by Indebtedness incurred under the Credit Facilities; provided that suchrestriction or requirement is no more restrictive taken as a whole than that imposed by the Bank Credit Agreement as of the Issue Date;

(j) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale-leaseback agreements and other similar agreements not prohibited by the indenture;

(k) any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; or

(l) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition.

Merger, Consolidation, or Sale of Assets.

The Company may not, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any Person unless:

(1) either

(a) in the case of a consolidation or merger, the Company, or any successor thereto, is the surviving or continuing corporation, or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Company and its Subsidiaries, taken as a whole, (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2) in the event that such transaction involves (a) the incurrence by the Company or any Restricted Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries incurred in connection with or as a result of such transaction as having been incurred at the time of such transaction) and/or (b) the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction), then immediately after giving effect to such incurrence and/or assumption under clauses (a) and (b), (i) the Company, or any such other Person assuming the obligations of the Company through the operation of clause (1)(b) above, could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the Consolidated Coverage Ratio test described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Consolidated Coverage Ratio of the Company (or such other Person assuming the obligations of the Company through the operation of clause (1)(b) above) is no less than the Company’s Consolidated Coverage Ratio immediately prior to such transaction or series of transactions;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(4) the Company or such other Person shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding clause (2) or (3) above:

(a) any Guarantor may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company or to another Guarantor; and

(b) the Company or any Subsidiary may consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person that has conducted no business and Incurred no Indebtedness or other liabilities if such transaction is solely for the purpose of effecting a change in the state of incorporation or form of organization of the Company or such Subsidiary.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Upon any consolidation or merger or any transfer of all or substantially all the assets of the Company and its Subsidiaries in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Indenture.

No Guarantor may, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person (other than the Company or another Guarantor) unless:

(1) either

(a) in the case of a consolidation or merger, the Guarantor, or any successor thereto, is the surviving or continuing corporation, or

(b) the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Guarantor and its Subsidiaries, taken as a whole, (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee, on a senior unsecured basis, on the terms set forth in the Indenture;

(2) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(3) the Company or such other Person shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

This section includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries (or a Guarantor and its Subsidiaries) taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if the Company or its Subsidiaries (or a Guarantor and its Subsidiaries) dispose of less than all their assets by any means described above, the application of the covenant described in this section may be uncertain.

Transactions with Affiliates.

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is, considered in light of any series of related transactions of which it comprises a part, on terms that are fair and reasonable and no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arm’s-length basis from a Person that is not such an Affiliate;

(2) with respect to any Affiliate Transaction involving aggregate consideration of $20 million or more to the Company or such Restricted Subsidiary, a majority of the disinterested members of the Board of the Company (and of any other affected Restricted Subsidiary, where applicable) shall, prior to the consummation of any portion of such Affiliate Transaction, have approved such Affiliate Transaction, as evidenced by a resolution of its Board; and

(3) with respect to any Affiliate Transaction involving value of $30 million or more to the Company or such Restricted Subsidiary, the Board of the Company or such Restricted Subsidiary shall have received prior to the consummation of any portion of such Affiliate Transaction, a written opinion from an independent investment banking, valuation, accounting or appraisal firm of recognized national standing that such Affiliate Transaction is on terms that are fair to the Company or such Restricted Subsidiary from a financial point of view.

The foregoing restrictions will not apply to:

(1) reasonable fees, compensation and benefit arrangements (including any such compensation in the form of Equity Interests not derived from Disqualified Capital Stock, together with loans and advances, the proceeds of which are used to acquire such Equity Interests) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or its Subsidiaries as determined in good faith by the Board or senior management;

(2) any transaction solely between or among the Company and any of its Restricted Subsidiaries to the extent any such transaction is otherwise in compliance with, or not prohibited by, the Indenture;

(3) any Restricted Payment permitted by the terms of the covenant described above under the heading “— Certain Covenants — Restricted Payments” or any Permitted Investment;

(4) sales of Equity Interests (other than Disqualified Capital Stock) to any of the Company’s Affiliates;

(5) the pledge of the Equity Interests of Unrestricted Subsidiaries or joint ventures to support the Indebtedness thereof;

(6) any transactions between the Company or any of its Restricted Subsidiaries and any Affiliate of the Company the Equity Interests of which Affiliate are owned solely by the Company or one or more of its Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of the Company or its Restricted Subsidiaries, on the other hand; or

(7) transactions pursuant to agreements existing on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to the Company or any of our Restricted Subsidiaries in any material respect than the respective agreement existing on the Issue Date.

Additional Subsidiary Guarantees.

The Company shall cause (i) any Material Restricted Subsidiary that is not a Guarantor and (ii) any Subsidiary that is not a Guarantor that becomes a guarantor under the Bank Credit Agreement after the Issue Date, to:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

No Layering.

The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantor’s Guarantee, as the case may be.

Lines of Business.

The Obligors will not engage in any lines of business other than the Core Businesses and any Related Business.

Reports.

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of Notes, with a copy to the Trustee:

(1) all quarterly and annual financial information that would be required to be contained in a filing or filings by the Company with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s independent registered public accounting firm, and

(2) all current reports that would be required to be filed by the Company with the SEC on Form 8-K if the Company were required to file such reports, in each case within 15 days of the time periods such filings would be due as specified in the SEC’s rules and regulations.

In addition, the Company will file such information with the SEC to the extent the SEC is accepting such filings. The Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to the prospective investors, upon their reasonable request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Indenture permits the Company to deliver the consolidated reports or financial information of the Company to comply with the foregoing requirements.

Events of Default and Remedies

Each of the following constitutes an Event of Default:

(1) default for 30 days in the payment when due of interest (including any additional interest) on the Notes or the Guarantees;

(2) default in payment of the principal of or premium, if any, on the Notes or the Guarantees when due and payable, at maturity, upon acceleration, redemption or otherwise;

(3) subject to the third paragraph from the end of this “— Events of Default and Remedies” section, failure by any Obligor to comply with any of its other agreements in the Indenture, the Notes or the Guarantees for 60 days after written notice to the Company by the Trustee or by holders of not less than 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by any Obligor (or the payment of which is guaranteed by any Obligor) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(a) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or

(b) results in the acceleration of such Indebtedness prior to its express maturity (which acceleration has not been rescinded, annulled or cured within 20 business days of receipt by such Obligor of such notice) and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

(5) failure by any Obligor to pay final judgments aggregating in excess of $25 million, net of any applicable insurance, the carrier or underwriter with respect to which has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

(6) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary.

If an Event of Default (other than an Event of Default with respect to certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary) occurs and is continuing, then and in every such case, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount, together with any accrued and unpaid interest and additional interest, if any, and premium, if any, on all the Notes and Guarantees then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by holders) specifying the Event of Default and that it is a “notice of acceleration” and, upon delivery of such notice, the principal amount, together with any accrued and unpaid interest and additional interest, if any, and premium, if any, on all Notes and Guarantees then outstanding will become immediately due and payable. Upon the occurrence of specified Events of Default relating to bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries or any group of Obligors that, taken together as a whole, would constitute a Significant Subsidiary, the principal amount, together with any accrued and unpaid interest and premium and additional interest, if any, will immediately and automatically become due and payable, without the necessity of notice or any other action by any Person. Holders of the Notes may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee shall be under no obligation to exercise any of the rights or powers at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

Notwithstanding clause (3) of the first paragraph above or any other provision of the Indenture, any failure to perform, or breach of, any covenant or agreement pursuant to “— Certain Covenants — Reports,” shall not be a Default or an Event of Default until the 121st day after the Company has received the notice referred to in clause (3) of the first paragraph above (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). Prior to such 121st day, remedies against the Company for any such failure or breach will be limited to additional interest at a rate per year equal to 0.25% of the principal amount of the Notes from the 60th day following such notice to and including the 120th day following such notice.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes or the Guarantees.

The Company is required to deliver to the Trustee annually statements regarding compliance with the Indenture.

No Personal Liability of Directors, Officers, Employees or Stockholders

No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of any Obligor (or of any stockholder of the Company), in such capacity, will have any liability for any obligations of any Obligor under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a

Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6) the Company must deliver to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange the Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”),

(3) reduce the rate of or change the time for payment of interest on any Note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

(5) make any Note payable in money other than that stated in the Notes,

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the conditions described above under the captions; “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales”),

(8) contractually subordinate the Notes or the Guarantees to any other Indebtedness; or

(9) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without notice to or the consent of any holder of Notes, the Obligors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the Obligors’ obligations to holders of Notes in the case of a merger, consolidation or disposition of all or substantially all assets, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to comply with requirements of applicable Gaming Laws or to provide for requirements imposed by applicable Gaming Authorities, to allow any Guarantor to execute a Guarantee with respect to the Notes, to evidence and provide for the acceptance of an appointment of a successor trustee, to provide for the issuance of additional Notes in accordance with the provisions set forth in the Indenture or to conform the Indenture or the Notes to this “Description of the Notes.”

In addition, any amendment which releases any Guarantor from its obligations under any Guarantee (except as specified in the Guarantee release provisions contained in the Indenture prior to any such amendment) will require the consent of the holders of at least 66% in aggregate principal amount of the Notes then outstanding, if such amendment would adversely affect the rights of holders of Notes. The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing Law

The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust), have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption (and all conditions to such redemption having been satisfied or waived) or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(3) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Upon compliance with the foregoing, the Trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Company’s obligations under the Notes and the Indenture.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue in certain circumstances or resign. The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. However, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

“Acquired Debt” means, with respect to any specified Person, Indebtedness of another Person and any of such other Person’s Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person’s Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation.

“additional interest” means all amounts, if any, payable pursuant to the provisions relating to additional interest described in this prospectus under the heading “The Exchange Offer — Filing of Registration Statements.”

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person. For the purposes of this definition, the term “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling,” and “controlled” have meanings correlative of the foregoing. None of the Initial Purchasers of the Notes nor any of their respective Affiliates shall be deemed, solely by virtue of acting in such capacity, to be an Affiliate of any Obligor or of any of their respective Affiliates.

“Applicable Premium” means with respect to any Note on any redemption date, as determined by the Company, the greater of:

(1)   1.0% of the principal amount of the Note; and

(2)   the excess of:

(a)   the present value at such redemption date of (i) the redemption price of the Note at December 1, 2011 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the Note through December 1, 2011 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)   the principal amount of the Note.

“Asset Acquisition” means:

(1)   an Investment by any Obligor in any other Person pursuant to which such Person shall become an Obligor or a Restricted Subsidiary of an Obligor or shall be merged into, or with any Obligor or Restricted Subsidiary of an Obligor, or

(2)   the acquisition by any Obligor of assets of any Person comprising a division or line of business of such Person or all or substantially all of the assets of such Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition (for purposes of this definition, each a “disposition”) by any Obligor (including, without limitation, pursuant to any sale and leaseback transaction or any merger or consolidation of any Restricted Subsidiary of the Company with or into another Person (other than another Obligor) whereby such Restricted Subsidiary shall cease to be a Restricted Subsidiary of the Company) to any Person of:

(1)   any property or assets of any Obligor (other than Capital Stock of any Unrestricted Subsidiary) to the extent that any such disposition is not in the ordinary course of business of such Obligor, or

(2)   any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by law to be held by a Person other than the Company or a Restricted Subsidiary),

other than, in both cases:

(a)   any disposition to the Company,

(b)   any disposition to any Obligor or Restricted Subsidiary,

(c)   any transaction or series of related transactions resulting in Net Cash Proceeds to such Obligor of less than $20 million,

(d)   any transaction that is consummated in accordance with Article V,

(e)   the sale or discount, in each case without recourse (direct or indirect), of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, but only in connection with the compromise or collection thereof,

(f)   any Permitted Lien or any other pledge, assignment by way of collateral security, grant of security interest, hypothecation or mortgage, permitted by this Indenture or any foreclosure, judicial or other sale, public or private, by the pledgee, assignee, mortgagee or other secured party of the subject assets,

(g)   a disposition of assets constituting a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “Certain Covenants — Restricted Payments,”

(h)   transfers of damaged, worn-out or obsolete equipment or assets that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries, or

(i)   sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries.

“Bank Credit Agreement” means the credit facility provided to the Company pursuant to the Credit Agreement, dated as of November 10, 2005, as amended, by and among the Company, the financial institutions from time to time named therein, and Wells Fargo Bank, N.A., as Joint Lead Arranger and Syndication Agent, Deutsche Bank Securities Inc., as Joint Lead Arranger, the Documentation Agents and Managing Agents party thereto, and Deutsche Bank Trust Company Americas (“DBTCA”), as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors or other purchasers), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time whether or not with the same agent, trustee, representative lenders or holders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Bank Credit Agreement” shall include agreements in respect of Interest Swap Obligations and other Hedging Obligations with lenders party to the Bank Credit Agreement or their affiliates.

“Bankruptcy Law” means the United States Bankruptcy Code and any other bankruptcy, insolvency, receivership, reorganization, moratorium or similar law providing relief to debtors, in each case, as from time to time amended and applicable to the relevant case.

“Board” means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors (or any committee thereof duly authorized to act on behalf of such board) or other similar governing body of the controlling general partner of the partnership; (3) with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing member, members or managers thereof; and (4) with respect to any other Person, the board or committee or other body of such Person serving a similar function.

“Capital Stock” means:

(1)   with respect to any Person that is a corporation, any and all shares, rights, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and

(2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the discounted rental stream payable by such Person that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP. The final maturity of any such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Cash Equivalents” means:

(1)   Government Securities;

(2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof by the Company or any Restricted Subsidiary and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)   certificates of deposit, eurodollar time deposits or bankers acceptances maturing within 12 months from the date of acquisition thereof by the Company or any Restricted Subsidiary and issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having, at the date of acquisition of the applicable Cash Equivalent, (a) combined capital and surplus of not less than $500 million and (b) a rating of A- (or the equivalent) from S&P or A3 (or the equivalent) from Moody’s or at least the equivalent rating from a nationally recognized rating agency;

(4)   repurchase obligations with a term of not more than seven days after the date of acquisition thereof by the Company or any Restricted Subsidiary for underlying securities of the types described in clauses (1), (2), (3) and (5) hereof, entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)   commercial paper having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P on the date of acquisition thereof by the Company or any Restricted Subsidiary;

(6)   debt obligations of any corporation maturing within 12 months after the date of acquisition thereof by the Company or any Restricted Subsidiary, having a rating of at least “P-1” or “aaa” from Moody’s or “A-1” or “AAA” from S&P on the date of such acquisition; and

(7)   mutual funds and money market accounts investing at least 90% of the funds under management in instruments of the types described in clauses (1) through (6) above and, in each case, maturing within the period specified above for such instrument after the date of acquisition thereof by any Obligor or Restricted Subsidiary.

“Casino” means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, marina, vessel, barge, ship and equipment.

“Change of Control” means the occurrence of any of the following:

(1)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or the Company and its Restricted Subsidiaries taken as a whole, to any

“person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than to a Permitted Holder or a Guarantor and other than a transaction where the holders of the Capital Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Capital Stock of the acquiring person,

(2)   the adoption, or, if applicable, the approval of any requisite percentage of the Company’s stockholders of a plan relating to the liquidation or dissolution of the Company,

(3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) (other than a Permitted Holder) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), or

(4)   during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office.

“Consolidated Coverage Ratio” means, with respect to any Person on any date of determination, the ratio of:

(1)   Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date, to

(2)   Consolidated Interest Expense during such period;

provided, that the Consolidated Coverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable period, to any Asset Acquisition, Incurrence, repayment or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, Asset Sale, designation of an Unrestricted Subsidiary as a Restricted Subsidiary or designation of a Restricted Subsidiary as an Unrestricted Subsidiary, at any time during or subsequent to such period, but on or prior to the applicable Determination Date.

In making such computation, Consolidated Interest Expense:

(1)   attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period (except that such interest on Indebtedness, to the extent covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements), or

(2)   attributable to interest on any Indebtedness under a revolving Credit Facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period.

It is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any action taken or not taken in compliance with a covenant in this Indenture which is based upon or made in reliance on a computation of the Consolidated Coverage Ratio by the Company based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

For purposes of calculating Consolidated EBITDA and Consolidated Interest Expense of the Company for the most recently completed period of four full fiscal quarters ending on the last day of the last quarter for which internal financial statements are available (such period of four fiscal quarters, the “Measurement Period”), not more than 135 days prior to the transaction or event giving rise to the need to calculate the Consolidated EBITDA and Consolidated Interest Expense,

(1)   any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

(2)   any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period,

(3)   if the Company or any Restricted Subsidiary shall have in any manner

(A)   acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) any operating business or commenced operation of any Project during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, or

(B)  disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business or operation of such Project, all such transactions had been consummated or effected on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that (i) such pro forma adjustment shall not give effect to the Consolidated EBITDA of any acquired Person to the extent that such Person’s net income would be excluded pursuant to clause (6) of the definition of Consolidated Net Income and (ii) such pro forma adjustment shall give effect to any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the 12-month period following the consummation of the transaction, in the reasonable judgment of the chief financial officer or chief accounting officer of the Company (regardless of whether those expense or cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto), provided that such adjustments are set forth in an officer’s certificate signed by the chief financial officer or chief accounting officer of the Company which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith belief of the Company at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to this Indenture; and

(4)   any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

“Consolidated EBITDA” means, with respect to any Person for any period, the sum (without duplication) of:

(1)   the Consolidated Net Income of such Person for such period, plus

(2)   to the extent that any of the following shall have been taken into account in determining such Consolidated Net Income, and without duplication:

(a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business),

(b)   the Consolidated Interest Expense of such Person for such period,

(c)   the amortization expense (including the amortization of deferred financing charges) and any amortization or write-off of goodwill or other intangible assets and depreciation expense for such Person and its Restricted Subsidiaries for such period,

(d)   all other non-cash items (other than non-cash interest) of such Person or any of its Restricted Subsidiaries reducing such Consolidated Net Income for such period, other than any non-cash item for such period that requires the accrual of or a reserve for cash charges for any future period (except as otherwise provided in clause (E) below) and

(e)   any non-recurring costs or expenses of an acquired company or business incurred in connection with the purchase or acquisition of such acquired company or business by such Person and any non-recurring adjustments necessary to conform the accounting policies of the acquired company or business to those of such Person, less

(3)   (a) all non-cash items of such Person or any of its Restricted Subsidiaries increasing such Consolidated Net Income for such period other than the accrual of revenue in the ordinary course of business, and (b) all cash payments during such period relating to non-cash items that were added back in determining Consolidated EBITDA in any prior period, plus

(4)   pre-opening expenses related to a Project.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of:

(1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, amortization or write-off of deferred financing costs, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations or Interest Swap Obligations); provided, however, that Consolidated Interest Expense shall not include either (x) amortization or write-offs of deferred financing costs related to the original issuance of the Notes or any financing consummated prior thereto or (y) write-offs relating to termination of interest rate swap arrangements related to the original issuance of the Notes, and

(2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3)   any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries, and

(4)   the product of:

(a)   all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock); provided that with respect to any series of preferred stock that did not pay cash dividends during such period but that is required to pay cash dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during the period of accrual for purposes of this clause (4); times

(b)   a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1)   net after-tax gains and losses from all sales or dispositions of assets outside of the ordinary course of business,

(2)   net after-tax extraordinary or non-recurring gains or losses and losses on early extinguishment of debt,

(3)   the effect of marking to market Interest Swap Obligations and Hedging Obligations permitted to be Incurred by clause (8) of Permitted Indebtedness,

(4)   the cumulative effect of a change in accounting principles,

(5)   any net income of any other Person if such other Person is not a Subsidiary and is accounted for by the equity method of accounting, except that such Person’s equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (subject, in case of a dividend or other distribution to a Restricted Subsidiary, to the limitation that such amount so paid to a Restricted Subsidiary shall be excluded to the extent that such amount could not at that time be paid to the Company due to the restrictions set forth in clause (6) below),

(6)   any net income of any Restricted Subsidiary that is not a Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Restricted Subsidiary to such Person except that:

(a)   such Person’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been paid or distributed during such period to such Person as a dividend or other distribution (provided that such ability is not due to a waiver of such restriction), and

(b)   such Person’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income regardless of any such restriction,

(7)   any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date,

(8)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

(9)   in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets,

(10)   non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock plans and other equity compensation arrangements, and

(11)   the net income (but not loss) of any Unrestricted Subsidiary, except that the Company’s or any Restricted Subsidiary’s equity in the net income of any Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary during such period to the Company or a Restricted Subsidiary as a dividend or other distribution.

“Consolidated Total Assets” means, as of any Determination Date, the total amount of assets that would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Core Businesses” means (a) the gaming, card club, racing, sports, entertainment, amusement, lodging, restaurant, retail operations, service station operations, riverboat operations, real estate development and all other businesses and activities necessary for or reasonably related or incident thereto, including, without limitation, related acquisition, construction, development or operation of related truck stop, transportation, retail and other facilities designed to enhance any of the foregoing and (b) any of the types of pre-existing businesses being operated on land acquired (whether by purchase, lease or otherwise) by an Obligor, or similar types of businesses conducted by such Obligor after such acquisition of land, and all other businesses and activities necessary for or reasonably related or incident thereto, provided that such land was acquired by such Obligor for the purpose, determined in good faith by the Company, of ultimately conducting a business or activity described in clause (a) above at some time in the future.

“Credit Facilities” means, with respect to any Obligor, one or more debt facilities (including, without limitation, the Bank Credit Agreement) or commercial paper facilities with any combination of banks, other institutional lenders and other Persons extending financial accommodations or holding corporate debt obligations in the ordinary course of their business, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time by the same or different institutional investors or other purchasers. Without limiting the generality of the foregoing, the term “Credit Facilities” shall include agreements in respect of Interest Swap Obligations and other Hedging Obligations with lenders party to the Credit Facilities or their affiliates.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Determination Date” means, with respect to any calculation, the date on or as of which such calculation is made in accordance with the terms hereof.

“Disqualified Capital Stock” means any Capital Stock which by its terms (or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable at the option of the holder thereof), or upon the happening of any specified event (other than a Change of Control), is required to be redeemed or is redeemable (at the option of the holder thereof) at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes or is exchangeable at the sole option of the holder (except upon a Change of Control) thereof for Indebtedness at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Person organized under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Qualified Capital Stock.

“Event of Default” means the occurrence of any of the events described under the caption “— Events of Default and Remedies,” after giving effect to any applicable grace periods or notice requirements.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of this Indenture shall utilize GAAP as in effect as of the Issue Date.

“Gaming Approval” means any governmental approval, license, permit, registration, qualification or finding of suitability relating to any gaming business, operation or enterprise.

“Gaming Authority” means any federal, state, local or tribal governmental authority, including, but not limited to, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Liquor Board of Elko County, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Missouri Gaming Commission, the Iowa Racing and Gaming Commission, the Iowa Division of Gaming Enforcement, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, and the Indiana Gaming Commission, with regulatory oversight of, authority to regulate or jurisdiction over any existing or proposed gaming business, operation or enterprise owned, managed or operated by any Obligor.

“Gaming Laws” means all applicable provisions of all:

(1)   constitutions, treaties, statutes or laws governing gaming operations (including without limitation card club casinos and pari-mutuel race tracks) and rules, regulations and ordinances of any Gaming Authority,

(2)   Gaming Approvals, and

(3)   orders, decisions, judgments, awards and decrees of any Gaming Authority.

“Global Note” means a permanent global note in registered form deposited with the Trustee, as a custodian for The Depository Trust Company or any other designated depositary.

“Government Securities” means marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within 12 months from the date of acquisition thereof by any Obligor or any Restricted Subsidiary.

“Guarantee” means a guarantee by a Guarantor of the Obligations of the Company arising under or in connection with the Notes.

“Guarantor” means each Material Subsidiary of the Company in existence on the Issue Date, any future Material Restricted Subsidiary of the Company and any future Subsidiary that is a guarantor under the Bank Credit Agreement, in each case which has guaranteed the obligations of the Company arising under or in connection with the Notes as required by this Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means all obligations of the Obligors or any Domestic Restricted Subsidiary that is not an Obligor arising under or in connection with any rate or basis swap, forward contract, commodity swap or option, equity or equity index swap or option, bond, note or bill option, interest rate option, foreign currency exchange transaction, cross currency rate swap, currency option, cap, collar or floor transaction, swap option, synthetic trust product, synthetic lease or any similar transaction or agreement.

“Incur” means, with respect to any Indebtedness of any Person or any Lien, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such

Indebtedness or Lien or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means with respect to any Person, without duplication, whether contingent or otherwise,

(1)   any obligations for money borrowed,

(2)   any obligation evidenced by bonds, debentures, notes, or other similar instruments,

(3)   Letter of Credit Obligations and obligations in respect of other similar instruments,

(4)   any obligations to pay the deferred purchase price of property or services, including Capitalized Lease Obligations,

(5)   the maximum fixed redemption or repurchase price of Disqualified Capital Stock,

(6)   Indebtedness of other Persons of the types described in clauses (1) through (5) above, secured by a Lien on the assets of such Person or its Restricted Subsidiaries, valued, in such cases where the recourse thereof is limited to such assets, at the lesser of the principal amount of such Indebtedness or the fair market value of the subject assets,

(7)   Indebtedness of other Persons of the types described in clauses (1) through (5) above, guaranteed by such Person or any of its Restricted Subsidiaries, and

(8)   the net obligations of such Person under Hedging Obligations and Interest Swap Obligations,

provided that the amount of any Indebtedness at any date shall be calculated as the outstanding balance of all unconditional obligations and the maximum liability supported by any contingent obligations at such date.

Notwithstanding the foregoing, “Indebtedness” shall not be construed to include trade payables, deferred payments in respect of services by employees, credit on open account, accrued liabilities, provisional credit, daylight overdrafts or similar items. For purposes of this definition, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on the date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of the issuing Person. Unless otherwise specified in this Indenture, the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

“Interest Swap Obligations” means the net obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or floor transaction or other interest rate Hedging Obligation.

“Investment” by any Person means, without duplication, any direct or indirect:

(1)   loan, advance or other extension of credit or capital contribution (valued at the fair market value thereof as of the date of contribution or transfer) (by means of transfers of cash or other property or services for the account or use of other Persons, or otherwise, other than a Permitted Lien under clause (15) of the definition of Permitted Liens); and

(2)   purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

(3)   guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for any assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); and

(4)   all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the purchase or acquisition of any securities, Indebtedness or Productive Assets of any other Person solely with Qualified Capital Stock shall not be deemed to be an Investment. The term “Investments” shall also exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined in good faith by management of the Company or the affected Restricted Subsidiary, as applicable, unless the fair market value of such Investment exceeds $20 million, in which case the fair market value shall be determined in good faith by the Board of such Person as of the time such Investment is made or such other time as specified in this Indenture. Unless otherwise required by this Indenture, the amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, writedowns or write-offs subsequent to the date such Investment is made with respect to such Investment.

“Issue Date” means May 27, 2009.

“Letter of Credit Obligations” means Obligations of an Obligor arising under or in connection with letters of credit.

“Lien” means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof.

“Material Restricted Subsidiary” means any Subsidiary which is both a Material Subsidiary and a Restricted Subsidiary.

“Material Subsidiary” means any Subsidiary of the Company organized under the laws of the United States or any state thereof or the District of Columbia, other than a Non-Material Subsidiary.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Net Cash Proceeds” means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by any Obligor from such Asset Sale, net of:

(1)   reasonable out-of-pocket expenses, fees and other direct costs relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions),

(2)   taxes paid or payable after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements,

(3)   repayment of Indebtedness (other than any intercompany Indebtedness) that is required by the terms thereof to be repaid or pledged as cash collateral, or the holders of which otherwise have a contractual claim that is legally superior to any claim of the holders (including a restriction on transfer) to the proceeds of the subject assets, in connection with such Asset Sale, and

(4)   appropriate amounts to be provided by any applicable Obligor, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by any applicable Obligor including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any reserve for adjustment to the sale price received in such Asset Sale for so long as such reserve is held.

“Non-Material Subsidiaries” means all Restricted Subsidiaries designated by the Company to the Trustee as Non-Material Subsidiaries; provided, that (i) no such Restricted Subsidiary may have assets (attributable to the Company’s and its Restricted Subsidiaries’ equity interest in such entity) having a fair market value in excess of $5 million and (ii) all such Restricted Subsidiaries may not in the aggregate at any time have assets (attributable to the Company’s and its Restricted Subsidiaries’ equity interest in such entity) constituting more than 1.5% of the Company’s Consolidated Total Assets based on the Company’s most recent internal financial statements.

“Non-Recourse Indebtedness” means Indebtedness of an Unrestricted Subsidiary

(1)   as to which none of the Obligors:

(a)   provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

(b)   is directly or indirectly liable (as a guarantor or otherwise), or

(c)   constitutes the lender; and

(2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of any Obligor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, whether absolute or contingent, payable under the documentation governing any Indebtedness.

“Obligor” means the Company or any Guarantor, and any successor obligor upon the Notes and the Guarantees, respectively.

“Paying Agent” means the Person so designated by the Company in accordance with the Indenture, initially the Trustee.

“Permitted Holder” means the collective reference to (i) the Estate of Craig H. Neilsen, deceased, and the heirs, ancestors, lineal descendants, stepchildren, legatees and legal representatives of Craig H. Neilsen or his Estate, and the trustees from time to time of any bona fide trusts of which Craig H. Neilsen or one or more of the foregoing are the sole beneficiaries or grantors thereof, including but not limited to The Craig H. Neilsen Foundation, Ray H. Neilsen and his estate, spouse, heirs, ancestors, lineal descendants, stepchildren, legatees and legal representatives, and the trustees from time to time of any bona fide trusts of which one or more of the foregoing are the sole beneficiaries or grantors thereof and (ii) any Person controlled, directly or indirectly, by one or more of the foregoing Persons referred to in the immediately preceding clause (i), whether through the ownership of voting securities, by contract, in a fiduciary capacity, through possession of a majority of the voting rights (as directors and/or members) of a not-for-profit entity, or otherwise.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)   Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness under the Bank Credit Agreement) as reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(2)   Indebtedness Incurred by the Company under the Notes and by the Guarantors under the Guarantees;

(3)   Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to the Bank Credit Agreement or other Credit Facilities; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (3) as of any date of Incurrence (after giving pro forma effect to the application of the proceeds of such Incurrence), including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (3), shall not exceed $1.8 billion, to be reduced dollar-for-dollar by the aggregate amount of all Net Cash Proceeds of Asset Sales applied by an Obligor to repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders— Asset Sales”;

(4)   Indebtedness of a Restricted Subsidiary to the Company or any Guarantor, or of the Company to any Guarantor, for so long as such Indebtedness is held by an Obligor; provided that if as of any date any Person other than an Obligor acquires any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Permitted Lien), such acquisition or holding shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (4) by the issuer of such Indebtedness;

(5)   Permitted Refinancing Indebtedness;

(6)   the Incurrence by Unrestricted Subsidiaries of Non-Recourse Indebtedness; provided that, if any such Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, such event shall be deemed to constitute an Incurrence of Indebtedness that is not permitted by this clause (6);

(7)   (a) Indebtedness Incurred by the Company or any Restricted Subsidiary solely to finance the construction or acquisition or improvement of, or consisting of Capitalized Leased Obligations Incurred to acquire rights of use in, capital assets useful in the Company’s or such Subsidiary’s business, as applicable, and, in any such case, Incurred prior to or within 180 days after the construction, acquisition, improvement or leasing of the subject assets, not to exceed $75 million in aggregate principal amount outstanding at any time (including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (7)) for all of the Company and its Restricted Subsidiaries;

(8)   Hedging Obligations and Interest Swap Obligations entered into not as speculative Investments but as hedging transactions designed to protect the Company and its Restricted Subsidiaries against fluctuations in interest rates in connection with Indebtedness otherwise permitted hereunder or against exchange rate risk or commodity pricing risk;

(9)   Indebtedness of the Company or any Restricted Subsidiary arising in respect of performance bonds, completion guarantees and similar arrangements (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business; provided, that such Indebtedness shall be Incurred solely in connection with the development, construction, improvement or enhancement of assets useful in the business of the Company and its Restricted Subsidiaries or the development, improvement or enhancement of the operations of the Company and its Restricted Subsidiaries;

(10)   Indebtedness of the Company or any Restricted Subsidiary arising in respect of letters of credit, bankers’ acceptances, worker’s compensation claims, payment obligations in connection with self-insurance or similar obligations, surety bonds and appeal bonds (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business, in amounts and for the purposes customary in such Person’s industry;

(11)   the guarantee by a Guarantor of Indebtedness of the Company or of any other Guarantor, or the guarantee by a Restricted Subsidiary of Indebtedness of the Company or any other Restricted Subsidiary; provided such Indebtedness was outstanding on the Issue Date or was, at the time it was incurred, permitted to be incurred by the Company or such Guarantor or Restricted Subsidiary under this Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee may only be incurred by a Guarantor and shall be subordinated to, or pari passu with, as applicable, the Notes to the same extent as the Indebtedness guaranteed;

(12)   the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary; and

(b)   any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (12);

(13)   Indebtedness in an amount not to exceed $25 million under a junior pay-in-kind note incurred in order to redeem or repurchase Capital Stock of the Company upon a final determination by any Gaming Authority of the unsuitability of a holder or beneficial owner of Capital Stock of the Company or upon any other requirement or order by any Gaming Authority having jurisdiction over the Company prohibiting a holder from owning, beneficially or otherwise, the Company’s Capital Stock, provided that the Company has used its reasonable efforts to effect a disposition of such Capital Stock to a third party and has been unable to do so; provided further that such junior pay-in-kind note:

(a)   is expressly subordinated to the Notes,

(b)   provides that no installment of principal matures (whether by its terms, by optional or mandatory redemption or otherwise) earlier than three months after the maturity of the Notes,

(c)   provides for no cash payments of interest, premium or other distributions earlier than six months after the maturity of the Notes and provides that all interest, premium or other distributions may only be made by distributions of additional junior pay-in-kind notes, which such in-kind distributions shall be deemed Permitted Indebtedness, and

(d)   contains provisions whereby the holder thereof agrees that prior to the maturity or payment in full in cash of the Notes, regardless of whether any insolvency or liquidation has occurred against any Obligor, such holder will not exercise any rights or remedies or institute any action or proceeding with respect to such rights or remedies under such junior pay-in-kind note;

(14)   Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary otherwise permitted by this Indenture;

(15)   the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock;

(16)   guarantees incurred in the ordinary course of business supporting obligations of suppliers, lessees and vendors; and

(17)   Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding under this clause (17) as of any date of Incurrence, including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (17), not to exceed $100 million.

For purposes of this definition, it is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any incurrence of Permitted Indebtedness which is based upon or made in reliance on a computation based on such internal or publicly reported financial statements shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

“Permitted Investments” means, without duplication, each of the following:

(1)   Investments in cash (including deposit accounts with major commercial banks) and Cash Equivalents;

(2)   Investments by the Company or a Restricted Subsidiary in the Company or any Restricted Subsidiary or any Person that is or will immediately become upon giving effect to such Investment, or as a result of which, such Person is merged, consolidated or liquidated into, or conveys substantially all of its assets to, an Obligor or a Restricted Subsidiary;

(3)   Investments existing on the Issue Date;

(4)   accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary on ordinary business terms;

(5)   Investments arising from transactions by the Company or a Restricted Subsidiary with trade creditors, contract parties, lessees or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors, contract parties, lessees or customers or otherwise in settlement of a claim);

(6)   Investments made as the result of non-cash consideration received from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Assets Sales”;

(7)   Investments consisting of advances to (or guarantees of third party loans to) officers, directors and employees of the Company or a Restricted Subsidiary for travel, entertainment, relocation, purchases of Capital Stock of the Company or a Restricted Subsidiary permitted by the Indenture and analogous ordinary business purposes;

(8)   Hedging Obligations and Interest Swap Obligations otherwise in compliance with this Indenture;

(9)   any guarantee of Indebtedness permitted by the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(10)   other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding (after giving effect to any such Investments that are returned to the Company or any Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (10) in such Person), not to exceed the greater of (i) $50 million and (ii) 2.5% of Consolidated Total Assets.

“Permitted Liens” means:

(1)   Liens in favor of the Company or Liens on the assets of any Guarantor so long as such Liens are held by another Obligor;

(2)   Liens on property of a Person existing at the time such Person is acquired and becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition, merger or consolidation and do not extend to any assets other than those of the acquired Person or the Person merged into or consolidated with the Company or such Restricted Subsidiary, as applicable;

(3)   Liens on property existing at the time of acquisition thereof by any Obligor or Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition;

(4)   Liens Incurred to secure Indebtedness (and customary obligations related thereto) permitted by clause (7) of the definition of Permitted Indebtedness, attaching to or encumbering only the subject assets and directly related property such as proceeds (including insurance proceeds) and products thereof and accessions, replacements and substitutions thereof;

(5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business including Liens securing letters of credit issued in the ordinary course of business consistent with industry practice in connection therewith;

(6)   Liens created by “notice” or “precautionary” filings in connection with operating leases or other transactions pursuant to which no Indebtedness is Incurred by the Company or any Restricted Subsidiary;

(7)   Liens to secure Indebtedness (and customary obligations related thereto) permitted by clause (3) of the definition of Permitted Indebtedness;

(8)   Liens existing on the Issue Date (other than Liens described in clause (7) above);

(9)   Liens for taxes, assessments or governmental charges or claims (including, without limitation, Liens securing the performance of workers compensation, social security, or unemployment insurance obligations) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)   Liens on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Obligor that holds, directly or indirectly through a holding company or otherwise, a license under any applicable Gaming Laws; provided that this clause (10) shall apply only so long as such Gaming Laws provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause (10) shall be of no further effect;

(11)   Liens on securities constituting “margin stock” within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the Notes as a “purpose credit” and (ii) the Investment by any Obligor in such margin stock is permitted by this Indenture;

(12)   Liens securing Permitted Refinancing Indebtedness (and customary obligations related thereto); provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness (and customary obligations related thereto), unless the Incurrence of such Liens is otherwise permitted under this Indenture;

(13)   Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to an Event of Default under paragraph (5) of the Events of Default;

(14)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business, in respect of obligations that are not yet delinquent, are bonded or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that adequate reserves shall have been established therefor in accordance with GAAP;

(15)   easements, rights-of-way, zoning restrictions, reservations, covenants, encroachments and other similar charges or encumbrances in respect of real property which do not, individually or in the aggregate, materially interfere with the conduct of business by any Obligor;

(16)   any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred hereunder;

(17)   Liens upon specific items of inventory or equipment and proceeds thereof, Incurred to secure obligations in respect of bankers’ acceptances issued or created for the account of any Obligor or Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment, or storage of such inventory or equipment;

(18)   Liens securing Letter of Credit Obligations permitted to be Incurred hereunder Incurred in connection with the purchase of inventory or equipment by an Obligor or Restricted Subsidiary in the ordinary course of business and secured only by such inventory or equipment, the documents issued in connection therewith and the proceeds thereof;

(19)   Liens of a collection bank under Section 4-210 of the Uniform Commercial Code on items in the course of collection and normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions;

(20)   Liens in favor of the Trustee arising under this Indenture;

(21)   Liens securing Interest Swap Obligations or Hedging Obligations that are permitted under this Indenture;

(22)   Liens securing customary cash management obligations not otherwise prohibited by the Indenture; and

(23)   Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $100 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease or refund other Permitted Indebtedness of such Person arising under clause (1), (2), (3), (5), (7), (13) or (17) of the definition of “Permitted Indebtedness” or Indebtedness Incurred under the Consolidated Coverage Ratio test in the covenant described above under the heading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” (any such Indebtedness, “Existing Indebtedness”); provided that:

(1)   the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount and accrued interest of such Existing Indebtedness (plus the amount of prepayment penalties, fees, premiums and expenses incurred or paid in connection therewith), except to the extent that the Incurrence of such excess is otherwise permitted by this Indenture;

(2)   such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Existing Indebtedness;

(3)   if such Existing Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded;

(4)   such Permitted Refinancing Indebtedness shall be Indebtedness solely of an Obligor or a Restricted Subsidiary obligated under such Existing Indebtedness, unless otherwise permitted by this Indenture; and

(5)   if the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded was incurred pursuant to clause (13) of the definition of Permitted Indebtedness, the Permitted Refinancing Indebtedness used to repay, redeem, extend, refinance, renew, replace, defease or refund such Indebtedness shall comply with the provisions of such clause (13).

“Productive Assets” means assets (including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary) of a kind used or usable in the businesses of the Obligors as they are conducted on the date of the Asset Sale or on any other determination date and any Related Business.

“Project” means any new facility developed or being developed by the Company or one of its Restricted Subsidiaries and any expansion, renovation or refurbishment of a facility owned by the Company or one of its Restricted Subsidiaries which expansion, renovation or refurbishment is reasonably expected to cost $40 million or more.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Registrar” means the Person so designated by the Company in accordance with the Indenture, initially the Trustee.

“Related Business” means the gaming (including parimutuel betting) business and/or any and all businesses that in the good faith judgment of the Company are reasonably related to, necessary for, in support or anticipation of ancillary or complementary to or in preparation for (or required by a Gaming Authority to be developed, constructed, improved or acquired in connection with the licensing approval of such Casino or Casinos), the gaming business including, without limitation, the development, expansion or operation of any Casino (including any land-based, dockside, riverboat or other type of Casino), owned, or to be owned, by the Company or one of its Subsidiaries.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is specified, “Restricted Subsidiary” means a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Industries, Inc., and its successors.

“Significant Subsidiary” means any Obligor, other than the Company, that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary,” with respect to any Person, means:

(1)   any corporation or comparably organized entity, a majority of whose voting stock (defined as any class of capital stock having voting power under ordinary circumstances to elect a majority of the Board of such Person) is owned, directly or indirectly, by any one or more of the Obligors, and

(2)   any other Person (other than a corporation) in which any one or more of the Obligors, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof or of which such Obligor is the managing general partner.

If no referent Person is specified, “Subsidiary” means a subsidiary of the Company.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2011; provided, however, that if the period from the redemption date to December 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of the Company as its Unrestricted Subsidiary pursuant to a Board resolution; but only to the extent that such Subsidiary:

(a)   has, or will have after giving effect to such designation, no Indebtedness other than Non-Recourse Indebtedness,

(b)   is not party to any agreement, contract, arrangement or understanding with any Obligor unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Obligor than those that might be obtained at the time from Persons who are not Affiliates of such Obligor, or such agreement, contract, arrangement or understanding constitutes a Restricted Payment that is made in accordance with the covenant described above under the caption “— Certain Covenants — Restricted Payments,” a Permitted Investment, or an Asset Sale that is made in accordance with the covenant described above under the caption “— Repurchase at the Option of Holders-Asset Sales,”

(c)   is a Person with respect to which none of the Obligors has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, and

(d)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any Obligor.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the Company’s calculations of the number of years obtained by dividing:

(1)   the then outstanding aggregate principal amount of such Indebtedness into,

(2)   the total of the products obtained by multiplying:

(a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b)   the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

BOOK-ENTRY, DELIVERY AND FORM

DTC will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered Note certificates will be issued in the aggregate principal amount of the Notes, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of securities that DTC’s participants (“Direct Participants”) deposit with DTC. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

The ownership interest of each actual purchaser of Notes (each, a “Beneficial Owner”) is recorded on the Direct and Indirect Participants’ records. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as described below.

The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. Notices and other communications from DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to issuers as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detailed information from an issuer, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of Ameristar or DTC or its nominee or agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving us notice that it is unwilling or unable to continue as depository for the Notes, or if DTC ceases to be registered or in good standing under the Exchange Act or other applicable statute or regulation. In the event that a successor depository is not obtained within 90 days, Note certificates are generally required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered. The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the United States federal tax consequences of an exchange of outstanding notes for exchange notes in the exchange offer and the purchase, beneficial ownership and disposition of Notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought by us with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in pass-through entities), former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities and foreign currencies, brokers, persons who hold the Notes as a hedge or other integrated transaction or who hedge the interest rate on the Notes, holders whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law (such as estate and gift tax laws) other than income taxation.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the Notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors regarding the consequences of acquiring, holding and disposing of the Notes.

Our obligation to pay additional amounts in excess of the accrued interest and principal in certain circumstances (such as in the event that we had failed to comply with specified obligations under the registration rights agreement or in certain other circumstances) may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” Under these Treasury Regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and have taken the position that the likelihood of any such additional payments is a remote and/or incidental contingency. However, this determination is inherently factual and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of an Note to be treated as ordinary income, rather than capital gain. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. The remainder of this discussion assumes that the regulations relating to “contingent payment debt instruments” are not applicable. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt regulations and the consequences thereof.

HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME, ESTATE AND GIFT TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons has the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” is an individual, corporation, estate, or trust that is, for U.S. federal income tax purposes, a beneficial owner of the Notes and is not a U.S. holder.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of stated interest

Absent an election to treat all interest as original issue discount, as discussed below under “Original issue discount,” stated interest on the Notes will be treated as “qualified stated interest” (i.e., stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the Note) and will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of tax accounting.

Original issue discount

The Notes will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes to the extent their issue price was less than their stated principal amount (by more than a de minimis amount).

A U.S. holder (whether a cash or accrual method taxpayer) will be required to include in gross income all OID as it accrues on a constant yield to maturity basis, before the receipt of cash payments attributable to this income. The amount of OID includible in gross income for a taxable year will be the sum of the daily portions of OID with respect to the Note for each day during that taxable year on which the U.S. holder holds the Note. The daily portion is determined by allocating to each day in an “accrual period” a pro rata portion of the OID allocable to that accrual period. The OID allocable to any accrual period will equal (a) the product of the “adjusted issue price” of the Note as of the beginning of such period and the Note’s yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (b) the qualified stated interest allocable to that accrual period. The “adjusted issue price” of a Note as of the beginning of any accrual period will equal its issue price, increased by previously accrued OID.

A U.S. holder will not be required to recognize any additional income upon the receipt of any payment on the Notes that is attributable to previously accrued OID.

Acquisition premium

If the tax basis of a holder in the Notes immediately after the purchase is less than all amounts payable on the Notes after the purchase date (other than payments of “qualified stated interest”), but is in excess of the adjusted issue price of the Notes, the holder has acquired the notes with “acquisition premium.” A U.S. holder who purchases the Notes with acquisition premium and does not make the election described below under “Election to treat all interest as original issue discount” is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the acquisition premium and the denominator of which is the aggregate original issue discount includible in income with respect to the Notes.

Bond premium

If a holder has a tax basis in the Notes immediately after the purchase that is greater than the stated redemption price at maturity, the holder has acquired the Notes with “bond premium.” Such holder will not be required to include any OID in income with respect to the Notes. A holder may elect to amortize such bond premium over the life of the Notes to offset a portion of the stated interest that would otherwise be includible in income. Such an election generally applies to all taxable debt instruments held by the holder on or after the first day of the first taxable year to which the election applies, and may be revoked only with the consent of the IRS. Holders that acquire a Note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Market discount

A Note that is acquired for an amount that is less than its revised issue price (which is the sum of the issue price of the Note and the aggregate amount of the OID previously includible in the gross income of any holder for periods before the acquisition of the Note by the holder, without regard to any acquisition premium) by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, the Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the Notes will accrue ratably over the remaining term of the Notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a Note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS.

Election to treat all interest as original issue discount

A U.S. holder may elect to include in gross income all interest that accrues on the Notes using the constant-yield method described above under “Original issue discount,” with certain modifications. For purposes of this election, interest includes stated interest and OID, as adjusted by acquisition premium. This election generally applies only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors concerning the consequences of this election.

Sale, exchange or other taxable disposition of the Notes

In general, upon the sale, exchange, redemption, retirement at maturity or other taxable disposition of a Note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid stated interest that the holder has not elected to treat as OID as discussed above, which will be taxable as interest to the extent not previously included in income by the holder) and (2) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will be equal to the holder’s cost therefor, increased by any OID previously includible in income by the U.S. holder. Gain or loss realized on the sale, redemption, retirement or other taxable disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of disposition the holder has held the Note for more than one year. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting

In general, a U.S. holder of the Notes will be subject to backup withholding with respect to interest and OID on the Notes, and the proceeds of a sale or other disposition of the Notes (including a redemption or retirement), at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from backup withholding (including corporations) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of stated interest and OID

Subject to the discussion of backup withholding below, if interest or OID on a Note is not effectively connected with the conduct of a trade or business by a non-U.S. holder in the U.S., then under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of stated interest or OID on the Notes, provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•	the non-U.S. holder is not, and is not treated as, a bank receiving interest or OID on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;
•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us; and
•	certain certification requirements are met. Under current law, the certification requirement will be satisfied in any of the following circumstances:
• If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.
• If a Note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.
• If a financial institution or other intermediary that holds the Note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest or OID on the Notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest or OID is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI or W-8BEN, as applicable (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the U.S. and interest or OID on a Note is effectively connected with the conduct of that trade or business, the non-U.S. holder generally will be required to pay U.S. federal income tax on that interest or OID on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI (or Form W-8BEN, as applicable) is provided to us or our paying agent) generally in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN, any interest or OID income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the U.S.

Sale, exchange or other taxable disposition of the Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, exchange, redemption, retirement at maturity, or other taxable disposition of a Note, unless:

•	the non-U.S. holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met; or
•	the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder.

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (except as otherwise provided by an applicable income tax treaty) on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement at maturity or other taxable disposition of the Notes in the same manner as a U.S. holder. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits (subject to adjustments). If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Additional interest if the Notes are not timely registered

As discussed above, the interest rate on the Notes may be subject to increase in certain circumstances. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. The issuer will determine whether any withholding is required if and when any such amounts become payable. Non-U.S. holders should consult their own tax advisors as to the tax considerations that relate to the potential additional interest payments.

Information reporting and backup withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest or OID paid on the Notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders who have provided certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding tax on payments of interest or OID if neither we nor our agent has actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale or other disposition of a Note (including a redemption or retirement) to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a United States person, (b) a “controlled foreign corporation” for U.S. federal income tax purposes, (c) a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States, unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption.

Payment of the proceeds from a sale or other disposition of a Note (including a redemption or retirement) to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until           , 2010, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than the expenses of counsel for the holders of the outstanding notes, commissions or concessions of any brokers or dealers and any transfer taxes relating to the sale or disposition of the outstanding notes or the exchange notes, and we will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP. We have also been advised as to certain matters relating to (i) the laws of the State of Nevada by Brownstein Hyatt Farber Schreck, LLP; (ii) the laws of the State of Iowa by Dreher, Simpson and Jensen, P.C.; (iii) the laws of the State of Mississippi by Watkins, Ludlam, Winter & Stennis, P.A.; (iv) the laws of the State of Missouri by Sonnenschein, Nath & Rosenthal LLP; (v) the laws of the State of Colorado by Holme Roberts & Owen LLP; and (vi) the laws of the State of Indiana by Bingham McHale LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, Independent Registered Public Accounting Firm, as stated in their report, which is also incorporated by reference herein.

PROSPECTUS

$650,000,000

Ameristar Casinos, Inc.

Exchange Offer for All Outstanding

9 1/4% Senior Notes due 2014
(CUSIP Nos. 03070Q AK7 and U02677 AD1)
for new
9 1/4% Senior Notes due 2014
that have been registered under the Securities Act of 1933

     , 2010

PART II

Item 20. Indemnification of Directors and Officers

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not personally liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 is not optional and controls even if there is a provision in the articles of incorporation of a Nevada corporation, including such a provision in the registrant’s Articles of Incorporation, that attempts to establish a different standard of liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party would not be liable pursuant to Section 78.138 of the Nevada Law or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of an Indemnified Party against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Indemnified Party in connection with the defense or settlement of such action or suit, if the Indemnified Party acted under standards similar to those set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified by the corporation. Said Subsection 2 further provides that the provisions of that Subsection 2 do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as an Indemnified Party or arising out of such person’s status as an Indemnified Party whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the registrant.

The registrant has a contract for insurance coverage under which the Registrant and certain Indemnified Parties (including the directors and officers of the registrant) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such Indemnified Parties. In addition, the registrant has entered into indemnification agreements with its directors and officers that require the registrant to indemnify such directors and officers to the fullest extent permitted by applicable provisions of Nevada Law, subject to amounts paid by insurance. The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and therefore have been omitted.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, as amended, registrant AMERISTAR CASINOS, INC. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 11, 2010.

AMERISTAR CASINOS, INC.

*

By: Gordon R. Kanofsky

Title:	Chief Executive Officer and Vice Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gordon R. Kanofsky		Chief Executive Officer and Vice Chairman of the Board and Director (principal executive officer)	January 11, 2010
/s/ Thomas M. Steinbauer Thomas M. Steinbauer		Senior Vice President of Finance, Chief Financial Officer, Treasurer and Director (principal financial officer)	January 11, 2010
* Heather A. Rollo		Chief Accounting Officer (principal accounting officer)	January 11, 2010
* Ray H. Neilsen		Chairman of the Board and Director	January 11, 2010
* Larry A. Hodges		President, Chief Operating Officer and Director	January 11, 2010
* Carl Brooks		Director	January 11, 2010
* Luther P. Cochrane		Director	January 11, 2010
* Leslie Nathanson Juris		Director	January 11, 2010
* J. William Richardson		Director	January 11, 2010

*By:	/s/ Thomas M. Steinbauer Thomas M. Steinbauer Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, as amended, co-registrants A.C. FOOD SERVICES, INC., AMERISTAR CASINO BLACK HAWK, INC., AMERISTAR CASINO COUNCIL BLUFFS, INC., AMERISTAR CASINO EAST CHICAGO, LLC, AMERISTAR CASINO KANSAS CITY, INC., AMERISTAR CASINO LAS VEGAS, INC., AMERISTAR CASINO ST. CHARLES, INC., AMERISTAR CASINO ST. LOUIS, INC., AMERISTAR CASINO VICKSBURG, INC., AMERISTAR EAST CHICAGO HOLDINGS, LLC and CACTUS PETE’S, INC. have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on January 11, 2010.

A.C. FOOD SERVICES, INC.
AMERISTAR CASINO BLACK HAWK, INC.
AMERISTAR CASINO COUNCIL BLUFFS, INC.
AMERISTAR CASINO EAST CHICAGO, LLC
AMERISTAR CASINO KANSAS CITY, INC.
AMERISTAR CASINO LAS VEGAS, INC.
AMERISTAR CASINO ST. CHARLES, INC.
AMERISTAR CASINO ST. LOUIS, INC.
AMERISTAR CASINO VICKSBURG, INC.
AMERISTAR EAST CHICAGO HOLDINGS, LLC
CACTUS PETE’S, INC.

*

By:	Gordon R. Kanofsky
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gordon R. Kanofsky		President and Director/Manager (principal executive officer)	January 11, 2010

/s/ Thomas M. Steinbauer Thomas M. Steinbauer		Chief Financial Officer (principal financial and accounting officer)	January 11, 2010

* Ray H. Neilsen		Director/Manager	January 11, 2010

*By:	/s/ Thomas M. Steinbauer Thomas M. Steinbauer Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Description

4.1		Indenture, dated as of May 27, 2009, among Ameristar Casinos, Inc., the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 to ACI’s Current Report on Form 8-K filed May 29, 2009, File No. 000-22494).

4.2		Registration Rights Agreement, dated May 27, 2009, among Ameristar Casinos, Inc., the Guarantors named therein and Banc of America Securities LLC, Wachovia Capital Markets, LLC and Deutsche Bank Securities Inc., as representatives of the Initial Purchasers (incorporated by reference to Exhibit 10.1 to ACI’s Current Report on Form 8-K filed May 29, 2009, File No. 000-22494).

4	.3*	First Supplemental Indenture, dated as of December 7, 2009, among Ameristar Casinos, Inc., the Guarantors party thereto, Deutsche Bank Trust Company Americas and Wilmington Trust FSB.

5.1		Opinion of Gibson, Dunn & Crutcher LLP.

5.2		Opinion of Brownstein Hyatt Farber Schreck, LLP

5.3		Opinion of Dreher, Simpson and Jensen, P.C.

5.4		Opinion of Watkins, Ludlam, Winter & Stennis, P.A.

5.5		Opinion of Sonnenschein, Nath & Rosenthal LLP

5.6		Opinion of Holme Roberts & Owen LLP

5.7		Opinion of Bingham McHale LLP

12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1		Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2		Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.2)

23.3		Consent of Dreher, Simpson and Jensen, P.C. (included in Exhibit 5.3)

23.4		Consent of Watkins, Ludlam, Winter & Stennis, P.A. (included in Exhibit 5.4)

23.5		Consent of Sonnenschein, Nath & Rosenthal LLP (included in Exhibit 5.5)

23.6		Consent of Holme Roberts & Owen LLP (included in Exhibit 5.6)

23.7		Consent of Bingham McHale LLP (included in Exhibit 5.7)

23.8		Consent of Ernst & Young LLP.

24	.1*	Powers of Attorney (included on the signature pages of the registration statement).

25	.1*	Statement of Eligibility of Trustee, Wilmington Trust FSB, on Form T-1.

99	.1*	Form of Letter of Transmittal.

99	.2*	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99	.3*	Form of Notice of Guaranteed Delivery.

99	.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99	.5*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Previously filed